Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.         )

Filed by the Registrant	☒

Filed by a party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a–6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a–12

ENTROPIC COMMUNICATIONS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a–6(i)(1) and 0–11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0–11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0–11(a)(2) and identify the filing for which the offsetting fee was paid previously.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

6290 Sequence Drive

San Diego, CA 92121

April 9, 2009

Dear Stockholder:

We hereby cordially invite you to attend our 2009 Annual Meeting of Stockholders, which will be held at Entropic Communications’ corporate headquarters located at 6290 Sequence Drive, San Diego, California, at 3:00 p.m., Pacific Daylight Time, on Tuesday, May 19, 2009. The formal meeting notice and proxy statement are attached.

At this year’s Annual Meeting, our stockholders will be asked to:

•	elect the two nominees for director named in the proxy statement to hold office until our 2012 Annual Meeting of Stockholders; and

•	ratify the selection by the audit committee of our board of directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

Whether or not you plan to attend the 2009 Annual Meeting, it is important that your shares be represented and voted at the meeting. We urge you to vote promptly by mailing a completed proxy card in the enclosed return envelope (which is postage prepaid if mailed in the United States). Please remember to sign and date your proxy card. If your shares are held in the name of a broker, bank or other holder of record, you will receive a voting instruction form in lieu of a proxy card and, depending on the instructions provided by your broker, bank or other holder of record, may also be eligible to vote by telephone or electronically. Timely voting by any of these methods will ensure your representation at the 2009 Annual Meeting.

We look forward to seeing you on May 19, 2009.

Sincerely,

Lance W. Bridges

Vice President, General Counsel and Secretary

HOW TO VOTE

Most stockholders have a choice of voting by mail using a traditional proxy card or in person. Some beneficial owners of shares may also have the choice of voting on the Internet or by telephone. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you.

REDUCE PRINTING AND MAILING COSTS

If you share the same last name with other stockholders living in your household, you may receive only one copy of our proxy statement and our 2008 annual report. Please see the response to the question What is ‘householding’ and how does it affect me? for more information on this important stockholder program.

If you wish to obtain additional copies of our proxy statement and our 2008 annual report, you may download these documents from our website at ir.entropic.com/sec.cfm.

ENTROPIC COMMUNICATIONS, INC.

6290 Sequence Drive

San Diego, CA 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	3:00 p.m., Pacific Daylight Time, on Tuesday, May 19, 2009.

PLACE	Entropic Communications, Inc.

Corporate Headquarters

6290 Sequence Drive

San Diego, CA 92121

ITEMS OF BUSINESS	•	To elect the two nominees for director named in the accompanying proxy statement to hold office until the 2012 Annual Meeting of Stockholders.

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2009 fiscal year.

•	To transact such other business as may properly come before the 2009 Annual Meeting of Stockholders and any adjournment or postponement.

RECORD DATE	You can vote if you are a stockholder of record on March 31, 2009.

ANNUAL REPORT	Our 2008 annual report is enclosed with these materials as a separate booklet. You may also access our annual report through our website at ir.entropic.com/sec.cfm. Our annual report is not a part of the proxy solicitation materials.

PROXY VOTING	It is important that your shares be represented and voted at the 2009 Annual Meeting of Stockholders. You can vote your shares by completing and returning your proxy card. See details under the heading How do I vote?

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2009: The notice of annual meeting, proxy statement and 2008 annual report are available on our website at ir.entropic.com/sec.cfm.

April 9, 2009	Lance W. Bridges
Vice President, General Counsel and Secretary

Entropic Communications, Inc.

6290 Sequence Drive

San Diego, California 92121

PROXY STATEMENT

For the Annual Meeting of Stockholders

To Be Held May 19, 2009

QUESTIONS AND ANSWERS

ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the board of directors of Entropic Communications, Inc., a Delaware corporation, of proxies to be voted at our 2009 Annual Meeting of Stockholders, or Annual Meeting, and at any adjournment or postponement. In this proxy statement, “Entropic Communications, Inc.,” “Entropic,” the “Company,” “we,” “us” and “our” refer to Entropic Communications, Inc.

You are invited to attend our Annual Meeting on May 19, 2009, beginning at 3:00 p.m. Pacific Daylight Time. The Annual Meeting will be held at our corporate headquarters located at 6290 Sequence Drive, San Diego, California 92121.

This notice of annual meeting, proxy statement, the accompanying proxy card and voting instructions are being mailed starting April 9, 2009 to all stockholders of record entitled to vote at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Holders of Entropic common stock at the close of business on March 31, 2009, are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 69,488,675 shares of common stock outstanding and entitled to vote.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with Entropic’s transfer agent, American Stock Transfer & Trust Company, LLC, or the Transfer Agent, you are considered, for those shares, to be the “stockholder of record.” The notice of annual meeting, proxy statement, proxy card documents and 2008 annual report have been sent directly to you by Entropic.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” The notice of annual meeting, proxy statement, proxy card documents and 2008 annual report have been forwarded to you by your broker, bank or other holder of record who is considered, for those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

Notice of Annual Meeting of Stockholders and Proxy Statement April 9, 2009	1

How do I vote?

You may vote using any of the following methods:

•	By mail

Be sure to complete, sign and date the enclosed proxy card or voting instruction card and return it in the return envelope provided (which is postage prepaid if mailed in the United States). If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by our board of directors.

If you are a stockholder of record and the prepaid envelope is missing, please mail your completed proxy card to Entropic Communications, Inc., c/o American Stock Transfer & Trust Company, LLC, 59 Maiden Lane, New York, New York 10038.

If you are a beneficial owner of shares, you should have received a proxy card and voting instructions with these proxy materials from that your broker, bank or other holder of record. Simply complete and mail the proxy card provided to the address provided by your broker, bank or other holder of record.

You may still attend the Annual Meeting in person even if you have already voted by proxy.

•	In person at the Annual Meeting

All stockholders may vote in person at the Annual Meeting and will be provided with a ballot at the meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a proper proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting. Follow the instructions from your broker, bank or other holder of record included with these proxy materials, or contact your broker, bank or other holder of record to request a proxy form.

Your vote is important. You can save us the expense of a second mailing by voting promptly.

•	By telephone or on the Internet (available only to beneficial owners, if at all)

If you are a beneficial owner of shares, your broker, bank or other holder of record may make telephone or Internet voting available to you. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

How many votes do I have?

You are entitled to one vote on each matter properly brought before the Annual Meeting for each share of common stock that you own as of the close of business on March 31, 2009.

What can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you can revoke your proxy at any time before the final vote at the Annual Meeting in any one of the following ways:

•	written notice to the corporate secretary of the Company at our corporate headquarters;

•	timely delivery of a valid, later-dated proxy; or

•	voting by ballot in person at the Annual Meeting (simply attending the meeting will not, by itself, revoke your earlier proxy).

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also vote in person at the Annual Meeting if you obtain a proper proxy as described in the answer to the previous question.

All proxies or ballots that have been properly completed and have not been revoked will be voted at the Annual Meeting.

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What does it mean if I received more than one proxy card?

If you received more than one proxy card, your shares are registered in more than one name or held in different accounts. Please complete, sign and return each proxy card to ensure that you vote all of your shares.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the Securities and Exchange Commission, or SEC, called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our notice of annual meeting, proxy statement and 2008 annual report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Stockholders who wish to participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the notice of annual meeting, proxy statement, 2008 annual report and accompanying documents, or if you hold stock in more than one account, and, in either case, you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, American Stock Transfer & Trust Company, LLC (in writing: 59 Maiden Lane, New York, New York 10038; by telephone: 1-800-937-5449).

If you participate in householding and wish to receive a separate copy of this notice of annual meeting, proxy statement, 2008 annual report and the accompanying documents, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact American Stock Transfer & Trust Company, LLC as indicated above.

Beneficial owners can request information about householding from their banks, brokers or other holders of record.

What are the voting requirements to elect the two nominees for director named in Nominees for Class II Directors and to approve each of the proposals discussed in this proxy statement?

Proposal	Vote Required	Discretionary Voting Allowed?
Election of directors	Plurality	Yes
Ratification of Ernst & Young LLP	Majority	Yes

The presence of the holders of at least a majority of the outstanding shares of Entropic common stock entitled to vote at the Annual Meeting (i.e., 34,744,338 shares), present in person or represented by proxy, is necessary to constitute a quorum. Your shares will be counted towards the quorum requirement only if a valid proxy is submitted by you or by your broker, bank or other holder of record on your behalf, or if you vote in person at the Annual Meeting. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker, bank or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner. If there is no quorum, a majority of the votes present at the Annual Meeting may adjourn the meeting to another date.

If you are a beneficial owner, your broker, bank or other holder of record is permitted to vote your shares on the election of directors and the ratification of Ernst & Young LLP as our independent registered public accounting firm, even if the record holder does not receive voting instructions from you.

Notice of Annual Meeting of Stockholders and Proxy Statement April 9, 2009	3

•	Election of directors

Under our amended and restated bylaws, the two nominees receiving the most “for” votes will be elected to our board of directors. Only votes “for” or “withheld” will affect the outcome of the election of our directors. Abstentions are not counted as votes “for,” or “withheld” against, any nominee.

•	Ratification of Ernst & Young LLP

Under our amended and restated bylaws, the votes cast “for” must exceed the votes cast “against” to approve the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009. Abstentions and, if applicable, broker non-votes, are not counted as votes “for” or “against” this proposal.

Could other matters be decided at the Annual Meeting?

At the date this proxy statement went to press, we were not aware of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement.

If you have returned your signed and completed proxy card and other matters are properly presented at the Annual Meeting for consideration, the persons named in your proxy card will have the discretion to vote on those matters for you.

Can I access the notice of annual meeting, proxy statement and 2008 annual report on the Internet?

The notice of annual meeting, proxy statement and 2008 annual report are available on our website at ir.entropic.com/sec.cfm.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, electronic transmission, facsimile transmission and other means of communication. Our directors, officers and employees will not receive any compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other holders of record for the cost of forwarding proxy materials to beneficial owners.

Who will count the vote?

Representatives of our transfer agent, American Stock Transfer & Trust Company, LLC, will tabulate the votes and our corporate secretary will act as the inspector of election.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our quarterly report on Form 10-Q for the three months ending June 30, 2009.

When are stockholder proposals due for Entropic’s 2010 Annual Meeting of Stockholders?

To be considered for inclusion in next year’s proxy materials, a stockholder proposal must be submitted in writing to our corporate secretary at our corporate headquarters by December 10, 2009. If you wish to submit a stockholder proposal that is not to be included in next year’s proxy materials, your proposal generally must be submitted to our corporate secretary no later than December 10, 2009. Please review our amended and restated bylaws, which contain additional requirements regarding advance notice of stockholder proposals, including the types of information required to be included in such proposals.

4	Notice of Annual Meeting of Stockholders and Proxy Statement April 9, 2009

GOVERNANCE OF THE COMPANY

GOVERNANCE INFORMATION

Entropic Policies on Business Ethics and Conduct

We are committed to maintaining the highest standards of business conduct and ethics and, accordingly, have adopted a Code of Business Conduct and Ethics that reflects the business practices and principles of behavior that support our commitment. All of our directors and employees, including our chief executive officer, chief financial officer and principal accounting officer, or the Principal Officers, are required to abide by the spirit, as well as the letter, of our Code of Business Conduct and Ethics to ensure that our business is conducted in a consistently legal and ethical manner. Our Code of Business Conduct and Ethics covers a wide range of professional conduct, including conflicts of interest, unfair or unethical use of corporate opportunities, intellectual property and the protection of confidential information, as well as adherence to all laws and regulations applicable to the conduct of our business.

Each of our directors and employees is required to report any suspected or actual violation of our Code of Business Conduct and Ethics of which he or she becomes aware. The Sarbanes-Oxley Act of 2002, as amended, requires audit committees to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We have such procedures in place.

The full text of our Code of Business Conduct and Ethics is published on our website at ir.entropic.com/governance.cfm. We will disclose any future amendment to, or waiver from, any provision of our Code of Business Conduct and Ethics for any Principal Officer or member of our board of directors, or our board, on our website within four business days following the date of such amendment or waiver.

Executive Sessions of the Board of Directors

As required under the applicable listing standards of The NASDAQ Stock Market, or NASDAQ, executive sessions, or meetings attended only by outside or non-employee members of our board, are held regularly to review the report of the independent registered public accounting firm, the criteria upon which the performance of the chief executive officer and president and other senior managers is based, the performance of the chief executive officer and president against such criteria, the compensation of the chief executive officer and president and other senior managers and any other relevant matters. In 2008, non-employee members of the board met four times in regularly scheduled executive sessions. In 2008, Mr. Thomas Baruch presided at these executive sessions in his capacity as our lead independent director.

In connection with Dr. Rouzbeh Yassini’s resignation from our board in January 2009, the board restructured some of its existing board positions by appointing Mr. Baruch to our audit committee and by appointing Mr. Umesh Padval, an independent director, as chairman of the board in place of Mr. Patrick Henry. As a result of the creation of an independent chairman position, the board eliminated the position of the lead independent director. Accordingly, Mr. Padval will be presiding over the board’s executive sessions in 2009 in his capacity as our independent chairman.

Director Independence

As a company that is listed on The NASDAQ Global Market, we are required, under NASDAQ’s listing standards, to maintain a board comprising a majority of “independent” members, as determined affirmatively by our board. With the assistance of legal counsel to the Company, our board reviewed the applicable legal standards for board member and board committee independence as in effect from time to time, including the NASDAQ listing

Notice of Annual Meeting of Stockholders and Proxy Statement April 9, 2009	5

standards. Our board also reviewed a summary of the answers to annual questionnaires completed by each of the non-employee directors and a report of transactions with director-affiliated persons and entities.

On the basis of this review, our board affirmatively determined that except for Mr. Henry, all individuals who served as our directors in 2008 and who will continue to serve as our directors in 2009, including those directors standing for re-election at the Annual Meeting, are independent of the Company and its management under the standards described above. Mr. Henry is not considered an independent director because of his employment as chief executive officer and president of the Company.

Stockholder Communications with the Board of Directors

Our board has adopted a formal process by which stockholders and other interested parties may communicate with our board or any of its directors on board-related issues. Stockholders and other interested parties who wish to communicate with our board or any its members may do so by sending written communications addressed to 6290 Sequence Drive, San Diego, California 92121, Attn: Secretary. Each written communication must set forth (i) the name and address of the stockholder on whose behalf the communication is being sent, and (ii) the number of shares of Entropic stock beneficially owned by such stockholder as of the date of such communication.

Relevant communications are distributed to the board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, our board has requested that certain items that are unrelated to the duties and responsibilities of the board be excluded, including, for example:

•	product complaints;

•	product inquiries;

•	new product suggestions;

•	resumes and other forms of job inquiries;

•	surveys; and

•	business solicitations or advertisements.

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-employee director upon request. Our corporate secretary will determine whether these communications should be presented to the board or any one or more directors.

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BOARD AND COMMITTEE MEMBERSHIP

Members of our board are kept informed of our business through discussions with our chief executive officer and president and other officers, by reviewing materials provided to them, by visiting our offices and by participating in meetings of the board and its committees.

We encourage, but do not require, our directors and nominees for directors to attend our annual meeting of stockholders. At our 2008 Annual Meeting of Stockholders, all of our directors attended in person, with the exception of one director who participated in the meeting via teleconference.

During 2008, our board met seven times in regularly scheduled and special meetings and had three committees. Those committees consisted of an audit committee, a nominating and corporate governance committee and a compensation committee. Each of our directors attended at least 75% of the regularly scheduled and special meetings of the board and board committees on which they served in 2008, held during the period for which they were directors or committee members, respectively.

The table below provides 2008 membership and meeting information for each of the board committees. Mr. Henry was not a member of any board committee in 2008.

Name	Audit		Nominating and Corporate Governance		Compensation
Mr. Thomas Baruch+	X		X	*	X
Mr. Amir Mashkoori	X		X
Dr. Kenneth Merchant	X	*
Mr. Umesh Padval++			X		X	*
Mr. John Walecka++					X	*
Dr. Rouzbeh Yassini+++	X
Total 2008 Meetings	10		4		6

*        Committee Chair

+       Mr. Baruch joined the audit committee in January 2009.

++    Mr. Padval replaced Mr. Walecka as chair of the compensation committee in December 2008.

+++ Dr. Yassini resigned from the board in January 2009.

The Audit Committee

The three-person audit committee is composed entirely of independent directors and is governed by a board-approved charter stating its responsibilities. The audit committee met 10 times in 2008. Under the terms of its charter, the audit committee oversees the Company’s corporate accounting and financial reporting processes on behalf of the board and confers with management and the Company’s independent registered public accounting firm regarding the scope, adequacy and effectiveness of internal controls over financial reporting. The committee reviews and discusses with management and the

Company’s independent registered public accounting firm on matters relating to the annual audit, the financial statements and management’s discussion and analysis proposed to be included in the Company’s SEC filings, earnings and certain press releases containing information relating to material developments and the presentation of financial statements and the accounting principles applied. The audit committee is directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors and is responsible for evaluating the independent auditors’ qualifications, performance and independence, as well as approving any

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non-audit services to be performed by the independent auditors. Both our independent registered public accounting firm and management periodically meet privately with our audit committee.

The audit committee reviews reports from management relating to the status of compliance with laws, regulations and internal policies and procedures, including our Related-Person Transactions Policy and Code of Business Conduct and Ethics. The committee is also responsible for reviewing and discussing with management and the independent auditors, as appropriate, the Company’s guidelines and policies with respect to risk assessment and risk management.

The audit committee has established policies and procedures for the pre-approval of all services provided by the independent registered public accounting firm. The audit committee has also established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Our board has determined that each of the members of the audit committee is independent within the meaning of the applicable NASDAQ listing standards and is free of any relationship that would impair his individual exercise of independent judgment with regard to the Company.

A copy of the audit committee charter is available on our website at ir.entropic.com/governance.cfm.

Audit Committee Financial Expert

Our board has also determined that Dr. Merchant qualifies as an “audit committee financial expert” for the purposes of the SEC’s rules. In making this determination, our board has considered Dr. Merchant’s formal education, his current position with the University of Southern California, his accounting and auditing firm experience, and the nature and scope of his previous experience with public companies.

The Nominating and Corporate Governance Committee

The three-person nominating and corporate governance committee is composed entirely of independent directors and is governed by a board-approved charter stating its responsibilities. The nominating and corporate governance committee met four times in 2008. Under the terms of its charter, the nominating and corporate governance committee is responsible for overseeing all aspects of the Company’s corporate governance functions on behalf of the board. This includes determining the minimum qualifications for service on the board, monitoring the size of the board, and identifying, reviewing, evaluating, nominating and recommending candidates to serve on the board, including reviewing, evaluating and considering the recommendation for nomination of incumbent directors for re-election to the board and considering director candidates nominated by stockholders.

The committee is responsible for overseeing and reviewing the processes and procedures used by the Company to provide information to the board and board committees. The committee periodically reviews, discusses and assesses the performance of the board and board committees, including the independence of directors. The committee also periodically reviews with the chief executive officer the Company’s succession plans for the chief executive officer and other key executive officer positions and is responsible for recommending to the board suitable candidates to succeed to these positions.

At this time, our nominating and corporate governance committee has not adopted any specific process for identifying, reviewing, evaluating, nominating or recommending candidates to serve on the board. However, the committee requires candidates for director nominees to be able to fulfill the core responsibilities required of directors, including devoting sufficient time to our affairs and participating in board and committee meetings. Candidates are also expected to have personal integrity and demonstrate a commitment to the Company, its values and its business and to

8	Notice of Annual Meeting of Stockholders and Proxy Statement April 9, 2009

long-term stockholder value. In addition, the committee will consider such factors as professional backgrounds and experiences of the candidates, and his or her independence under applicable NASDAQ and SEC rules, and whether a candidate’s service on the boards of other companies is likely to interfere with his or her service on our board. The committee retains the right to modify its requirements from time to time. The committee will consider director candidates recommended by our stockholders. The committee does not intend to alter the manner in which it evaluates director candidates, including the previously described criteria, based on whether or not the director candidate was recommended by a stockholder.

Our board has also determined that each of the members of the nominating and corporate governance committee is independent within the meaning of the applicable NASDAQ listing standards and is free of any relationship that would impair his individual exercise of independent judgment with regard to the Company.

A copy of the nominating and corporate governance committee charter is available on our website at ir.entropic.com/governance.cfm.

The Compensation Committee

The three-person compensation committee is composed entirely of independent directors and is governed by a board-approved charter stating its responsibilities. The compensation committee met six times in 2008. Under the terms of its charter, the role of the compensation committee is to:

•	review, modify and approve the Company’s overall compensation strategies and policies;

•	review and approve corporate performance goals and objectives;

•

determine and approve the compensation and other terms of employment of our chief executive officer and our other executive officers, including the executive officers named in the Company’s annual proxy statements, taking into consideration each officer’s success in achieving his or her performance goals and objectives, as such goals and objectives have been approved by the committee;

•	review the competitiveness of our executive compensation programs and evaluate the effectiveness of our compensation policy and strategy in achieving expected benefits to us;

•	review and approve compensation that is paid to non-employee directors;

•	review and approve the adoption, amendment and termination of the Company’s stock, bonus and deferred compensation plans, if any;

•	administer our equity plans, including granting options and awards under these plans;

•

review and discuss with the Company’s management the content, and recommend to the board, the inclusion of the Compensation Discussion and Analysis discussion in the Company’s annual proxy statement and other SEC filings; and

•	prepare and review the report of the compensation committee for inclusion in the proxy statement.

In making its compensation decisions, the compensation committee generally follows a set of processes and procedures that it has established and is described in detail in Compensation Discussion and Analysis.

Our board has also determined that each of the members of the compensation committee is independent, within the meaning of the applicable NASDAQ listing standards. In addition, each committee member is a “non-employee director” as defined under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and is an “outside director” as defined in section 162(m) of the Internal Revenue Code of 1986, as amended.

A copy of the compensation committee charter is available on our website at ir.entropic.com/governance.cfm.

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Compensation Committee Interlocks and Insider Participation

During 2008, the following directors served as members of the compensation committee: Mr. Baruch, Mr. Padval and Mr. Walecka. No member of our compensation committee has ever been an officer or employee of the

Company and no executive officer of the Company currently serves, or has served during the 2008 fiscal year, on the compensation committee or board of directors of any entity that has one or more executive officers serving as a member of our board or compensation committee.

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2008 COMPENSATION OF NON-EMPLOYEE DIRECTORS

Our board has adopted a compensation policy that applies to all of our non-employee directors. In accordance with this policy, our non-employee directors received cash compensation and equity compensation consisting of stock options for their annual compensation for the year ended December 31, 2008. The total 2008 compensation of our non-employee directors is shown in the 2008 Director Compensation Table below. Employee directors do not receive any compensation in connection with their service on our board.

2008 Non-Employee Director Compensation

Under our 2008 non-employee director compensation policy, in 2008, each non-employee director received the following compensation for services on our board:

•	an annual cash retainer of $10,000; and

•	$2,500 for attending each board meeting in person and $1,000 for attending each board meeting that lasts for more than one hour by telephone.

Members of board committees and the lead independent director received additional annual retainers as follows:

•	Audit committee: $20,000 for serving as the chair and $6,000 for serving as a member of the committee

•	Nominating and corporate governance committee: $5,000 for serving as the chair and $2,000 for serving as a member of the committee

•	Compensation committee: $10,000 for serving as the chair and $4,000 for serving as a member of the committee

•	Lead independent director: $15,000

We also reimbursed our non-employee directors for their reasonable expenses incurred in attending the meetings of our board and board committees and for attending approved director education programs or seminars.

Our 2008 non-employee director compensation policy also provided that each board member will also receive an additional $2,000 in annual retainer for serving on any additional board committee that may be formed from time to time. No new board committees were formed in 2008.

Under the terms of our 2008 non-employee director compensation policy and our stockholder-approved 2007 non-employee directors’ stock option plan, or the Directors’ Plan, on the date of each annual meeting of stockholders, each non-employee director whose term on our board continues following our annual meeting of stockholders and who has served on our board for at least 180 days prior to such annual meeting automatically receives an option to purchase 12,769 shares of our common stock, vesting in equal monthly installments over one year following the grant date. Individuals joining the board the first time also receive an automatic initial grant of an option to purchase 51,075 shares of our common stock, vesting in equal monthly installments over four years following the grant date, under the Directors’ Plan.

In accordance with the provisions of the Directors’ Plan, on the day of the 2008 Annual Meeting of Stockholders, each of our non-employee directors who continued as a director was granted an option to purchase 12,769 shares of our common stock with an exercise price equal to the closing sale price of Entropic common stock of $5.05 per share, as reported on The NASDAQ Global Market on the grant date.

2009 Non-Employee Director Compensation

As a result of the restructuring of board positions that took place in January 2009, including the creation of an independent chairman position and the elimination of the lead independent director position, the board adopted the following non-employee director compensation policy for 2009:

•	the independent chairman will receive an annual cash retainer of $20,000; and

Notice of Annual Meeting of Stockholders and Proxy Statement April 9, 2009	11

•

on the date of our 2009 Annual Meeting of Stockholders, the individual who continues as independent chairman following the Annual Meeting will receive an option exercisable for 19,153 shares of common stock, vesting in equal monthly installments over one year following the grant date under the Director’s Plan.

All other aspects of the 2008 non-employee director compensation policy will remain the same for 2009 except that annual retainers for service on the board and board committees will be prorated to take into account the date that a board or committee member joins or resigns from the board or committee, as applicable.

2008 Director Compensation Table

The following table shows the compensation earned by our non-employee directors during the year ended December 31, 2008.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)(2)	Total ($)
Mr. Baruch*	47,500	25,586	73,086
Mr. Mashkoori	26,500	3,881	30,381
Dr. Merchant*	43,500	25,586	69,086
Mr. Padval	29,500	3,881	33,381
Mr. Walecka*	31,000	25,586	56,586
Dr. Yassini+	29,500	3,881	33,381
* 2008 Committee Chair + Dr. Yassini resigned from the board in January 2009
(1)	The reported value of these option awards reflect the share-based compensation expense recognized for financial statement reporting purposes using the modified prospective transition method in accordance with the provisions of Financial Accounting Standards Board’s Statement of Financial Accounting Standards, or SFAS, No. 123 (revised 2004), Share-Based Payment, or SFAS 123R, for awards that vested during the year ended December 31, 2008. As required under SEC rules, we did not include the impact of estimated forfeitures related to service-based vesting conditions in our calculation of the values of these awards. The values of the awards reported in this table include compensation costs recognized in the year ended December 31, 2008 with respect to awards granted under the Directors’ Plan in the 2008 fiscal year, as well as awards granted in previous years under the Directors’ Plan and, prior to our adoption of the Directors’ Plan, under the terms of our 2001 stock option plan, which continued to vest throughout the 2008 fiscal year. As these values reflect our accounting expense for financial reporting purposes, they do not necessarily correspond to the actual value that may be recognized by the non-employee directors. The assumptions that we made to determine the value of our awards for accounting purposes are described in detail under the section titled Stock-Based Compensation Expense in Note 5 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 23, 2009.

(2)	Under the Directors’ Plan, each non-employee director who continued serving on the board following the 2008 Annual Meeting of Stockholders automatically received an annual grant of an option to purchase 12,769 shares of our common stock at the exercise price of $5.05 per share, the closing price of our common stock on the date of grant as reported by The NASDAQ Global Market. These options vest in equal monthly installments over a 12-month period. The full grant date fair value of these annual stock option grants as of December 31, 2008, as calculated in accordance with footnote (1), was $15,400 for each of the non-employee directors named in the table above. At December 31, 2008, the aggregate number of shares subject to outstanding stock option awards held by each non-employee director who served on our board in 2008 was: 63,845 shares for Mr. Baruch; 111,230 shares for each of Mr. Mashkoori and Dr. Merchant; 80,461 shares for Mr. Padval; 63,845 shares for Mr. Walecka; and 209,691 shares for Dr. Yassini.

12	Notice of Annual Meeting of Stockholders and Proxy Statement April 9, 2009

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Notice of Annual Meeting of Stockholders and Proxy Statement April 9, 2009	13

SECURITIES OWNERSHIP

The table below shows the number of shares of our common stock and the percentage of our outstanding common stock beneficially owned as of February 28, 2009 by each individual and entity known by us to beneficially own more than five percent of our common stock, each of our directors (including the nominees for director named in this proxy statement) and each executive officer who is listed on the 2008 Summary Compensation Table, or the named executive officers, as well as the number of shares beneficially owned by all of our current directors and executive officers as a group. The reported percentage ownership is calculated based on 69,483,101 shares outstanding as of February 28, 2009, adjusted pursuant to the rules and regulations of the SEC.

	Beneficial Ownership(1)
	Number of Shares				Percent of Total
Name and Address of Beneficial Owner	Held as of February 28, 2009(2)		Subject to Options Exercisable within 60 Days (3)	Total
Five percent or greater stockholders
CMEA Ventures Information Technology II, L.P. and its affiliates(4) One Embarcardero Center, Suite 3250 San Francisco, CA 94111-3600	7,521,121		—	7,521,121	10.8%
Redpoint Ventures II, L.P. and its affiliates(5) c/o Redpoint Ventures 3000 Sand Hill Road, Building 2, Suite 290 Menlo Park, CA 94025	6,110,174		—	6,110,174	8.8%
Focus Ventures II and its affiliates(6) c/o Focus Ventures 525 University Avenue, Suite 1400 Palo Alto, CA 94301	3,837,998		—	3,837,998	5.5%
Directors and named executive officers
Mr. Thomas Baruch	7,521,121	(7)	62,780	7,583,901	10.9%
Mr. Lance Bridges	312,692		27,083	339,775	*
Mr. Michael Economy	252,846	(8)	105,912	358,758	*
Mr. Mark Foley+	883,734		—	883,734	1.3%
Dr. Itzhak Gurantz	1,022,990		281,297	1,304,287	1.9%
Mr. Patrick Henry	1,506,788	(9)	618,135	2,124,923	3.0%
Mr. David Lyle	105,477		272,423	377,900	*
Mr. Amir Mashkoori	—		110,165	110,165	*
Dr. Kenneth Merchant	82,543		110,165	192,708	*
Mr. Umesh Padval	50,769	(10)	79,396	130,165	*
Mr. John Walecka	6,110,174	(11)	62,780	6,172,954	8.9%
All executive officers and directors as a group (13 persons)	17,171,060		1,962,650	19,133,710	26.8%

+	Mr. Foley resigned his employment with us in January 2008.

*	Less than one percent.

14	Notice of Annual Meeting of Stockholders and Proxy Statement April 9, 2009

(1)	The information reported in this table is compiled from information that our executive officers and directors have supplied to us and through our good faith review of our stock records, which are maintained by our Transfer Agent, and Schedules 13G that are available to us from the SEC’s website. Unless we have otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned by them. The beneficial ownership of shares of our common stock is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of February 28, 2009 are deemed to be beneficially owned by the person holding such option or warrant for computing the percentage of ownership but are not treated as outstanding for computing the percentage of ownership of any other person.

(2)	Includes shares that have been issued upon the “early exercise” of stock options granted under our 2001 stock option plan that may be voted but remain unvested within 60 days of February 28, 2009 and cannot be transferred until they are vested and transfer restrictions terminate. These shares total 160,257 shares for Mr. Bridges; 10,898 shares for Mr. Economy; 111,220 shares for Mr. Henry; and 302,376 shares for all directors and executive officers as a group.

(3)	Shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days of February 28, 2009.

(4)	These shares include 6,682,427 shares held by CMEA Ventures Information Technology II, L.P., or CMEA IV, and 838,694 shares held by CMEA Ventures Information Technology II, Civil Law Partnership, or CMEA IV Parallel. By virtue of CMEA IV’s and CMEA IV Parallel’s relationship as affiliated limited partnerships whose sole general partner and managing partner is CMEA Ventures IT Management II, L.P., or CMEA IV Management, CMEA IV and CMEA IV Parallel may each be deemed to share the power to direct the disposition and vote all of these shares. As the sole general partner and managing partner of CMEA IV and CMEA IV Parallel, CMEA IV Management may be deemed to own beneficially all of these shares. As the individual general partners of CMEA IV Management, Mr. Thomas Baruch, a member of our board, and Mr. James Watson likewise may be deemed to own beneficially all of these shares. Messrs. Baruch and Watson disclaim beneficial ownership of these shares.

(5)	These shares include 5,739,787 shares held by Redpoint Ventures II, L.P., or RV II, 159,802 shares held by Redpoint Associates II, LLC, or RA II, 29,025 shares held by Redpoint Technology Partners A-I, L.P., or RTP A-I, and 181,560 shares held by Redpoint Technology Partners Q-I, L.P., or RTP Q-I. Redpoint Ventures II, LLC, or RV II LLC, serves as the sole general partner of RV II and may be deemed to own beneficially the shares held by RV II. The managers of RV II LLC each serves as a manager of RA II, and may be deemed to own beneficially the shares held by RA II. Redpoint Ventures I, LLC serves as the sole general partner of RTP A-I and RTP Q-I and may be deemed to own beneficially the shares held by RTP A-I and RTP Q-I. RV II LLC and RV I LLC hold no shares of our common stock directly. Mr. Jeffery Brody, Mr. Thomas Dyal, Mr. Timothy Haley, Mr. G. Bradford Jones, Mr. John Walecka, a member of our board, and Mr. Geoffrey Yang are the managing members of RV I LLC, RV II LLC and RA II and have shared voting and investment power over the shares held by RV II, RA II, RTP A-I and RTP Q-I. Messrs. Brody, Dyal, Haley, Jones, Walecka and Yang disclaim beneficial ownership of these shares except to the extent of their respective pecuniary interests therein.

(6)	These shares include 3,646,098 shares held by Focus Ventures II, L.P., or FV II, 143,925 shares held by FV Investors II QP, L.P., or FV II QP, and 47,975 shares held by FV Investors II A, L.P., or FV II A. Focus Ventures Partners II, L.P., or FVP II, serves as the general partner of FV II and has sole voting and investment control over the shares owned by FV II, and may be deemed to own beneficially the shares held by FV II. Focus Management, Inc., or FMI, serves as the general partner of FV II QP and FV II A and has sole voting and investment control over the shares owned by FVII QP and FV II A, and may be deemed to own beneficially the shares held by FV II QP and FV II A. Steven Bird, Kevin McQuillan and James H. Boettcher are general partners of FVP II and directors of FMI and share voting and dispositive power over the shares held by FV II, FV II QP and FV II A, and may be deemed to own beneficially the shares held by FV II, FV II QP and FV II A; however, Messrs. Bird, McQuillan and Boettcher own no shares of our common stock directly and disclaim beneficial ownership of the shares held by FV II, FV II QP and FV II A, except to the extent of their respective pecuniary interests therein.

(7)	These shares include the shares referred to in footnote (4). Mr. Baruch disclaims beneficial ownership of these shares.

(8)	Of these shares, 23,077 shares and 23,077 shares are held by the Michael J. Economy 2007 Annuity Trust and the Lisa M. Economy 2007 Annuity Trust, respectively, of which Mr. Economy and his wife, Lisa Economy, are co-trustees. See also footnote (2).

(9)	Of these shares, 1,194,096 shares, 153,846 shares and 153,846 shares are held by the Patrick c. Henry and Wendy A. Henry Family Trust, the Patrick C. Henry 2007 Annuity Trust and the Wendy A. Henry 2007 Annuity Trust, respectively, of which Mr. Henry and his wife, Wendy Henry, are co-trustees. See also footnote (2).

(10)	Of these shares, 20,000 shares are held by Umesh Vishnu Padval & Madhavi Kharar Padval TTEES O/T Padval Living Trust DTD.

(11)	These shares include the shares referred to in footnote (5). Mr. Walecka disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

Notice of Annual Meeting of Stockholders and Proxy Statement April 9, 2009	15

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE, RELATED PERSON TRANSACTIONS AND INDEMNIFICATION

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, as well as persons who own more than 10% of a registered class of our equity securities, to file with the SEC and The NASDAQ Stock Market initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock and other equity securities. Our directors, executive officers and those holders of more than 10% of our equity securities, if any, are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. Based on our review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that in 2008, all of our directors and executive officers who are subject to Section 16(a) of the Exchange Act met all applicable filing requirements, except for a four-day late filing by Mr. Michael Economy, our vice president of worldwide sales, reporting an option award of 90,000 shares of our common stock.

REVIEW OF RELATED PERSON TRANSACTIONS

Our board adopted a written Related-Person Transactions Policy, which is administered by our audit committee, that sets forth our policies and procedures regarding the identification, review, consideration and oversight of any transaction or series of transactions involving more than $120,000 and in which we and one or more related persons are participating. We refer to these transactions as “related person transactions.” For purposes of our policy only, a “related person” is any executive officer, director or beneficial owner of more than five percent of our capital stock, including their immediate family members and their affiliates.

Under the policy, our audit committee must approve each related person transaction before it is consummated. In the event that it is inappropriate for the audit committee to review a related person transaction for reasons of conflict of interest or otherwise, an independent body of our board will review and provide oversight over the approval of the transaction. Each of our directors and executive officers are required to identify, and we are required to request each significant stockholder to identify, to the audit committee any related person transaction involving such director, executive officer or stockholder or any of their immediate family members or affiliates.

Based on its consideration of all of the relevant facts and circumstances, the audit committee will decide whether or not to approve a related person transaction and will approve only those transactions that are in our best interests and the best interests of our stockholders. If we become aware of an existing related person transaction that has not been approved under our Related-Person Transactions Policy, the matter will be referred to the audit committee and the audit committee will evaluate all options available to it, including ratification, revision or termination of the transaction.

TRANSACTIONS WITH RELATED PERSONS

This section contains a summary of related person transactions since January 1, 2008. This section does not include equity and other compensation, termination, change of control and other arrangements for our directors and executive officers that are described under 2008 Compensation of Non-Employee Directors, in the case of our non-employee directors, and under Executive Compensation, in the case of our executive officers.

16	Notice of Annual Meeting of Stockholders and Proxy Statement April 9, 2009

Mr. Mark Foley, our former president and chief operating officer, resigned from his position in January 2008. Under the terms of Mr. Foley’s severance arrangement, he received the following compensation in connection with his termination of employment:

•	$115,000 in cash representing six months of salary as well as a lump sum payment of $69,000;

•

accelerated vesting of 114,363 shares of our common stock subject to stock options and other equity awards that would have vested during the 12 months following his termination date (such acceleration will apply to options or awards subject to performance-based or milestone-based vesting only if absent such acceleration provision the relevant performance measure or milestone was required to be satisfied within such 12 month period for such vesting to occur); and

•	continued healthcare benefits for a period of up to six months.

Indemnification

We indemnify our directors and our elected officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. This is required under our amended and restated bylaws, and we have also entered into agreements with certain of those individuals contractually obligating us to provide this indemnification to them.

Notice of Annual Meeting of Stockholders and Proxy Statement April 9, 2009	17

PROPOSALS REQUIRING YOUR VOTE

ITEM 1—ELECTION OF DIRECTORS

Classified Board

Our board is divided into three classes, with each class having a three-year term. The terms of the three classes expire as follows:

•	Class I: expires at the 2011 Annual Meeting of Stockholders;

•	Class II: expires at the 2009 Annual Meeting of Stockholders; and

•	Class III: expires at the 2010 Annual Meeting of Stockholders.

Although the board tries to ensure that each class consists, as nearly as possible, of one-third of the total number of directors, as a result of Dr. Yassini’s resignation from the board in January 2009, we presently have three Class I directors, two Class II directors and only one Class III director.

Vacancies on our board may be filled only by persons elected by a majority of the remaining directors. A director elected by the board to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until that director’s successor is elected and qualified.

The authorized size of our board is six and our board presently has six members. There are two directors in Class II, the class whose term of office expires in 2009. The two nominees for Class II directors are Dr. Kenneth Merchant and Mr. Umesh Padval. Each of the nominees is currently a director of the Company and was elected by our stockholders prior to our initial public offering in December 2007. If elected at the Annual Meeting, each of these nominees would serve until the 2012 Annual Meeting of Stockholders and until his successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not expressly withheld (as indicated on the proxy card), for the election of the two nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our nominating and corporate governance committee. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The principal occupation of, and certain other information about, the nominees for Class II directors and our Classes I and III directors are set forth on the following pages.

Our board has appointed our chief executive officer and president and our chief financial officer to vote the proxy (if you are a stockholder of record) for the election of Dr. Merchant and Mr. Padval as Class II directors, unless you indicate otherwise on the proxy card.

Your board of directors unanimously recommends a vote FOR

the election of the named nominees as directors.

18	Notice of Annual Meeting of Stockholders and Proxy Statement April 9, 2009

Nominees for Class II Directors For a Three-Year Term Expiring at the 2012 Annual Meeting

Name and Age as of the May 19, 2009 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships
Kenneth Merchant	62	Dr. Merchant has served as a member of our board since April 2007. Since 1997, Dr. Merchant has held the Deloitte & Touche LLP Chair of Accountancy at the University of Southern California, or USC. Dr. Merchant has also served as senior associate dean—corporate programs in USC’s Marshall School of Business and as dean of USC’s Leventhal School of Accounting. Dr. Merchant is also a part-time research professor at the University of Maastricht, The Netherlands. Before joining USC, Dr. Merchant taught at Harvard University and the University of California, Berkeley. Dr. Merchant started his professional career at Texas Instruments, Inc. and Ernst & Young LLP. He was formerly a director of Universal Guardian Holdings, Inc., a public company, Diagnostic Products Corporation, now a part of Siemens Medical Solutions, and WL Homes LLC. Dr. Merchant holds a B.A. in industrial economics from Union College, an M.B.A. in operations research and production from Columbia University and a Ph.D. in accounting from the University of California, Berkeley.

Umesh Padval	51	Mr. Padval has served as a member of our board since December 2004 and has been our independent chairman since January 2009. Mr. Padval currently serves as an operating partner at Bessemer Venture Partners, a venture capital firm. Prior to joining Bessemer in September 2007, Mr. Padval served as executive vice president, consumer products at LSI Corporation, a storage technology, networking and consumer electronics company. Prior to his promotion to executive vice president, consumer products, Mr. Padval was senior vice president and general manager for LSI’s broadband entertainment division, a position he held from 2001 until his promotion. Mr. Padval served as chief executive officer of C-Cube Microsystems Inc., a developer of digital video integrated circuits, from 2000 until its acquisition by LSI in 2001, C-Cube’s president from 1998 to 2000 and a member of C-Cube’s board of directors from 1998 to 2001. Previously, Mr. Padval was senior vice president and general manager of the consumer digital entertainment division at VLSI Technology, Inc., an integrated circuits company that was acquired by Koninklijke Philips Electronics N.V. Mr. Padval also served as senior vice president and general manager for VLSI’s computing division. Before joining VLSI in 1987, Mr. Padval held marketing and engineering positions at Advanced Micro Devices, Inc., or AMD, a semiconductor company. Mr. Padval currently serves on the boards of directors of the public companies, Monolithic Power Systems, Inc. and Integrated Device Technology, Inc., and on the boards of directors of several private companies. Mr. Padval holds a B.S. in technology from the Indian Institute of Technology, Bombay and an M.S. in engineering from Stanford University.

Notice of Annual Meeting of Stockholders and Proxy Statement April 9, 2009	19

Class III Director Continuing in Office until the 2010 Annual Meeting

Name and Age as of the May 19, 2009 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships
John Walecka	49	Mr. Walecka has served as a member of our board since 2001. Mr. Walecka is a founding partner and a general partner at Redpoint Ventures, a venture capital firm. Prior to founding Redpoint, Mr. Walecka was a general partner with Brentwood Venture Capital, a firm he joined in 1984. Mr. Walecka currently focuses on software infrastructure and security products in the enterprise as well as enabling products for the cable, consumer and broadband markets. Mr. Walecka served as director of the Western Association of Venture Capitalists (WAVC) and is currently a director of the Stanford Business School Venture Capital Trust and an advisor to the Stanford Engineering School. Prior to joining Brentwood, Mr. Walecka worked at Hewlett-Packard Company, a public company, and the Stanford University Smart Product Design Laboratory. Mr. Walecka holds a B.S. and an M.S. in engineering from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

Class I Directors Continuing in Office until the 2011 Annual Meeting
Thomas Baruch	70	Mr. Baruch has served as a member of our board since 2001. Mr. Baruch is the founder and managing director of CMEA Ventures, a venture capital firm that was established in 1989 as an affiliated fund of New Enterprise Associates. Mr. Baruch is currently on the board of several private companies, including Codexis, Inc., Intermolecular, Inc., CNano Technology Limited and Wildcat Discovery Technologies, Inc., where he serves as chairman of the board. Before starting CMEA Ventures, Mr. Baruch was a founder and chief executive officer of Microwave Technology, Inc., a semiconductor manufacturer. Prior to Microwave Technology, Mr. Baruch managed a dedicated venture fund at Exxon Corporation, and was president of the Exxon Materials Division. Earlier in his career, Mr. Baruch worked as a patent attorney. He is a registered patent attorney and is also a member of the board of trustees of Rensselaer Polytechnic Institute, the board of trustees of the Berkeley Institute for Synthetic Biology and the board of trustees of That Man May See Foundation. Mr. Baruch holds a B.S. in engineering from Rensselaer Polytechnic Institute and a J.D. from Capital University.

20	Notice of Annual Meeting of Stockholders and Proxy Statement April 9, 2009

Class I Directors Continuing in Office until the 2011 Annual Meeting
Name and Age as of the May 19, 2009 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships
Patrick Henry	46	Mr. Henry has been our chief executive officer and a member of our board since September 2003. He has also been our president since February 2008. Mr. Henry also served as chairman of our board from July 2007 to January 2009 and as our president from September 2003 to July 2007. From February 2003 to September 2003, Mr. Henry was president and chief executive officer of Pictos Technologies Inc., a developer of digital imaging products which was acquired by ESS Technology. Prior to joining Pictos, from September 2001 to October 2002, Mr. Henry was chief executive officer of Lincom Wireless, Inc., a chip manufacturing company focused on 802.11 wireless LAN products. Mr. Henry also served as a vice president and general manager at LSI and was a senior vice president at C-Cube. Mr. Henry has also held sales and marketing management positions at Hyundai Electronics America (now Hynix Semiconductor Inc.), a semiconductor manufacturer, and AMD. Mr. Henry holds a B.S. in engineering science and mechanics from the Georgia Institute of Technology and an M.B.A. from the University of Southern California.
Amir Mashkoori	47	Mr. Mashkoori has served as a member of our board since 2004. Mr. Mashkoori is currently the chief executive officer of Kovio, Inc., a printed electronics company. Prior to joining Kovio in 2006, he was the executive vice president of the wireless solutions division of Spansion Inc., a manufacturer of flash memory semiconductors. Mr. Mashkoori began his professional career at AMD in 1978, serving in various senior level operational roles for a period of 17 years. Additionally, Mr. Mashkoori held the position of vice president of operations and later senior vice president of operations and business development at Trident Microsystems, Inc., a graphics-chip manufacturer, between 1996 and 1998. Mr. Mashkoori rejoined AMD in 1999 and held various executive positions including vice president of operations, vice president of the embedded business unit and vice president of the wireless business unit. Mr. Mashkoori holds a B.S. in business finance and an M.B.A. from San Jose State University.

Notice of Annual Meeting of Stockholders and Proxy Statement April 9, 2009	21

ITEM 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2009, and has further directed that management submit the selection of Ernst & Young LLP for ratification by our stockholders at the Annual Meeting.

Representatives of Ernst & Young LLP will be present at the Annual Meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so. Ernst & Young has audited our financial statements since 2001.

We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

Although ratification is not required by our amended and restated bylaws or otherwise, the board is submitting the selection of Ernst & Young LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event our stockholders fail to ratify the selection, our audit committee will reconsider whether or not to retain Ernst & Young LLP or to select a different firm to serve as our independent registered public accounting firm. Even if the selection is ratified, our audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Your board of directors unanimously recommends a vote FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

Audit and Non-Audit Fees

The following table presents the aggregate fees for professional services billed by Ernst & Young LLP for the audit of our annual financial statements for the years ended December 31, 2007 and 2008, and fees billed for other services rendered by Ernst & Young LLP during those periods. All of the fees set forth in the following table were pre-approved by our audit committee.

	Year Ended December 31,
	2008	2007

Audit fees:(1)	$617,312	$2,044,799
Audit-related fees:	—	—
Tax fees:(2)	752,339	565,128
All other fees:(3)	—	—
Total	$1,369,651	$2,609,927

(1)	Audit fees were principally for audit work performed on the consolidated financial statements and internal control over financial reporting. Audit fees for 2007 include fees for services rendered in connection with our initial public offering, including, without limitation, the filing of registration statements and other documents with the SEC, the issuance of accountant consents and comfort letters and assistance in responding to SEC comment letters.

(2)	Tax fees were for services related to tax compliance, tax advice and planning (domestic and international), as well as services related to acquisitions.

(3)	Ernst & Young LLP did not provide any “other services” during these periods.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with the requirements of the SEC and the Public Company Accounting Oversight Board, or PCAOB, regarding auditor independence, our audit committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, our audit committee has established a policy for the

22	Notice of Annual Meeting of Stockholders and Proxy Statement April 9, 2009

pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to the engagement of the independent registered public accounting firm for the next year’s audit, management submits a list of services falling within the four categories below expected to be rendered by the firm during that year and the related fees to the audit committee for approval.

1.	Audit services include audit work performed on the financial statements, as well as work, including information systems and procedural review and testing, that is required to be performed by the independent registered public accounting firm to allow the firm to form an opinion on the Company’s financial statements. Audit services also include services that only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters and statutory audits.

2.	Audit-related services are for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and/or internal control over financial reporting or that are traditionally performed by the independent registered public accounting firm and include due diligence related to mergers and acquisitions, audits of employee benefit plans, and special procedures required to meet certain regulatory requirements.

3.	Tax services include services such as tax compliance, tax planning and tax advice, as long as such services do not impair the independence of the independent registered public accounting firm and are consistent with the SEC’s rules on auditor independence.

4.	All other services are those services not captured in the audit, audit-related or tax categories.

Prior to engagement, the audit committee pre-approves the independent registered public accounting firm’s services within each of the four categories described above and the fees for each category are budgeted. The audit committee requires the independent registered public accounting firm and management to report actual fees versus the budgeted amount periodically throughout the year by category of services. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm.

The audit committee may delegate pre-approval authority to one or more of its members provided that such member must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

The audit committee has determined that the rendering of services other than audit services by Ernst & Young LLP is comparable with maintaining Ernst  & Young LLP’s independence.

Report of the Audit Committee

The Audit Committee assists the board in fulfilling its oversight responsibility over the Company’s financial reporting process. It is not the duty of the Committee to plan or conduct audits or to prepare the Company’s financial statements. Management has the primary responsibility for preparing the financial statements and assuring their accuracy, effectiveness and completeness. Management is also responsible for the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and internal control over financial reporting and expressing its opinion as to whether the statements present fairly, in accordance with accounting principles generally accepted in the United States, the Company’s financial condition, results of operations and cash flows. However, the Audit Committee does consult with management and the independent registered public accounting firm prior to the presentation of financial statements to the

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Company’s stockholders and, as appropriate, initiates inquiries into various aspects of the Company’s financial affairs.

Unless the Committee has reason to question its reliance on management or the independent registered public accounting firm, the members of the Committee necessarily rely on information provided to them by and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has applied appropriate accounting and financial reporting principles. Furthermore, the Audit Committee’s authority and oversight responsibilities do not independently assure that the audits of the Company’s financial statements have been carried out in accordance with the standards of the PCAOB or that the financial statements are presented in accordance with accounting principles generally accepted in the United States.

In this context, the Committee has met and held discussions with management and the independent registered public accounting firm regarding the Company’s audited 2008 consolidated financial statements (including the quality of the Company’s accounting principles). Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and the Committee consulted with management and the independent registered public accounting firm prior to approving the presentation of the audited 2008 consolidated financial statements to the Company’s stockholders. The Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance, as adopted by the PCAOB in Rule 3200T.

The Audit Committee has received and discussed with the independent registered public accounting firm the auditor’s independence from the Company and its management. As part of that review, the

Committee received the written disclosures and letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence. The Committee has also considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with, or has compromised, the auditor’s independence. The Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the board, and the board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC. The Committee has reappointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

The Audit Committee

Dr. Kenneth Merchant (Chair)

Mr. Thomas Baruch*

Mr. Amir Mashkoori

*	Mr. Baruch was appointed to the audit committee in January 2009.

The Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent the Company specifically incorporates the Report of the Audit Committee by reference therein.

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Executive Compensation

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company’s 2009 proxy statement. Based on its review and discussions, the Compensation Committee recommends to the board of directors that the Compensation Discussion and Analysis be included in Entropic’s proxy statement for 2009 and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

The Compensation Committee

Mr. Umesh Padval (Chair)*

Mr. Thomas Baruch

Mr. John Walecka

*Mr. Padval was appointed chair of the compensation committee in December 2008.

The Report of the Compensation Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates the Report of the Compensation Committee by reference therein.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes Entropic’s executive compensation program for 2008 and program changes for 2009. We use this program to motivate and reward those whom our board has selected to lead our business.

This section of the proxy statement explains how the compensation committee made its compensation decisions for the following named executive officers for 2008: our chief executive officer and president, Mr. Patrick Henry; our chief financial officer, Mr. David Lyle;

and our three other most highly compensated executive officers, Dr. Itzhak Gurantz, our chief technology officer; Mr. Lance Bridges, our vice president and general counsel; and Mr. Michael Economy, our vice president of worldwide sales. In addition, Mr. Mark Foley, our former president and chief operating officer who resigned in January 2008, is a named executive officer for 2008. The compensation for these individuals is listed in the Executive Compensation Tables section of this proxy statement.

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Philosophy and Goals of Our Executive Compensation Program

Our compensation philosophy is set by our compensation committee and approved by the board. We seek to develop compensation packages for our employees that will allow us to attract, retain and motivate talented employees at all levels within the organization to enhance further long-term stockholder value. The primary objectives of our executive compensation program are: establishing compensation for our executive officers that is externally competitive, aligning compensation with our short-term and long-term performance, building stockholder value by providing incentives based on achievement of corporate goals and providing differentiated compensation based on individual performance. In order to implement those objectives, we provide a total compensation package to our executive officers through a mix of salary, bonus and long-term equity-based compensation that is designed to be competitive with comparable companies within the semiconductor and other high technology industries.

The details of our compensation program and how the compensation committee reached its compensation decisions are discussed in detail in the remainder of this Compensation Discussion and Analysis section of this proxy statement.

How We Make Compensation Decisions

Processes and Procedures

The compensation committee typically meets during the first quarter of each year to conduct its annual evaluation of executive officer compensation, including making significant compensation adjustments, determining bonus and equity awards with respect to the prior year’s performance, and establishing new performance objectives for the current fiscal year. The compensation committee meets at other times during the year as necessary to administer our equity incentive plans and address other compensation-related matters, including matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modification to that strategy, and new trends, plans or approaches to compensation.

The agenda for each meeting is usually developed by the chair of the compensation committee, in consultation with the chief executive officer and president, the vice president of human resources, the general counsel and, if applicable, an independent compensation consultant engaged by the committee. The compensation committee meets regularly in executive session. However, from time to time, the compensation committee may invite various members of our management team and other employees, as well as outside advisors or consultants, to make presentations, provide financial or other background information or advice, or otherwise participate in committee meetings. Our chief executive officer and president may not participate in or be present during any deliberations or determinations of the compensation committee regarding his compensation or individual performance objectives. The charter of the compensation committee grants the committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the committee considers necessary or appropriate in the performance of its duties. In particular, the compensation committee has the sole authority to retain compensation consultants to assist it in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

Generally, the compensation committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the chief

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executive officer and president, the compensation committee solicits and considers evaluations and recommendations submitted to the committee by the chief executive officer and president. In the case of the chief executive officer and president, the evaluation of his performance is conducted by the compensation committee, which determines any adjustments to his compensation, as well as awards to be granted. For all executives, as part of its deliberations, the compensation committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, Company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of the committee’s compensation consultant, if any, including analyses of executive compensation paid at other companies identified by the consultant.

As permitted in its charter, the compensation committee has formed and delegated its authority to grant equity awards to non-officer employees to a non-executive stock option subcommittee. This subcommittee is currently composed of two members, one of whom is our chief executive officer and president. The other subcommittee member may be any one of our general counsel, chief financial officer or the vice president of human resources. The purpose of this delegation of authority is to enhance the flexibility of option administration within the Company and to facilitate the timely grant of options to non-officer employees, particularly new employees, within specified limits approved by the compensation committee. The subcommittee must follow the Company’s existing equity award guidelines when granting options to new hires and may not grant promotional or discretionary option awards to acquire more than an aggregate of 17,500 shares in any 12-month period to any existing non-executive employee. As part of its oversight function, the compensation committee reviews, on a quarterly basis, the list of grants made by the subcommittee.

Role of the Compensation Consultant

The compensation committee retained the services of the independent executive consulting firms Compensia, Inc., or Compensia, in January 2008, and Radford Consulting Services, or Radford, in December 2008, by way of requests for proposals solicitation, to assist it in setting the Company’s 2008 and 2009 compensation strategies, respectively. Compensia and Radford reported directly to the compensation committee.

The compensation committee requested the independent executive consulting firms to:

•	evaluate the efficacy of our existing compensation strategy and practices in supporting and reinforcing our long-term strategic goals; and

•	assist in refining our compensation strategy and in developing and implementing an executive compensation program to execute that strategy.

As part of its engagement, the compensation committee requested both of the independent executive consulting firms to develop a comparative group of companies and perform analyses of compensation levels for that group. At the request of the compensation committee, both of the independent executive consulting firms also conducted individual interviews with members of the committee, the vice president of human resources and other members of senior management to learn more about our business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which we compete.

Compensia and Radford ultimately developed recommendations for our 2008 executive compensation and our 2009 compensation, respectively, that were presented to the compensation committee for its consideration. The compensation committee engaged in an active dialogue with each of the independent executive compensation consultants before

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finally approving the compensation for our executive officers for 2008 and 2009 as described in detail below.

Benchmarking of Executive Compensation

In 2008, Compensia benchmarked our executive compensation using a combination of peer group analysis and compensation surveys. The compensation committee examined the compensation practices of a peer group of individual companies to assess the competitiveness of our executive management compensation practices and levels. Compensia, with input from the compensation committee, developed this peer group by identifying publicly-traded semiconductor companies with revenues between approximately $100 million and $400 million, positive revenue growth and similar market capitalization and employee size ranges compared to us. The resulting peer group of twenty companies is set forth below and includes primarily semiconductor companies that are similar to us in business strategy or represent business or talent market competitors:

2008 Industry Peer Group
Acme Packet ANADIGICS Atheros Communications BigBand Networks Cavium Networks Echelon Corporation Hittite Microwave Infinera Intellon Monolithic Power Systems	Opnext Optium Corporation Power Integrations Riverbed Technology Sigma Designs Silicon Image Silicon Laboratories SIRF Tech. Holdings Trident Microsystems Zoran Corporation

In 2009, Radford benchmarked our executive compensation using a combination of peer group analysis and compensation surveys. Radford, with input from the compensation committee, also developed its peer group analysis by identifying publicly-traded semiconductor companies with revenues between approximately $100 million and $400 million. The resulting peer group of nineteen companies is set forth below and includes primarily semiconductor companies that are similar to us in business strategy or represent business or talent market competitors:

2009 Industry Peer Group
Actel ANADIGICS Applied Micro Circuits Atheros Communications Cavium Networks Echelon Corporation Hittite Microwave Intellon Mindspeed Technologies Monolithic Power Systems	Netlogic Microsystems Opnext PMC-Sierra Power Integrations Sigma Designs Silicon Image Silicon Laboratories SIRF Tech. Holdings Trident Microsystems

Seventy-four percent of the companies identified in the Radford peer group were also part of the peer group identified by Compensia, providing substantial overlap and continuity for comparison purposes. The five new companies in the peer group identified by Radford and the compensation committee were deemed by Radford and the committee to be more comparable to us in 2009 than the other companies in the industry peer group reviewed by the committee in 2008.

In addition to proxy data from the peer group companies, the compensation committee used other sources of benchmarking information, such as industry surveys and proprietary databases maintained by its independent compensation consultants, to map more accurately benchmarking data by position to our executive officer positions. In 2008, Compensia used the survey data from the Radford High-Technology Executive Compensation Survey and its own proprietary executive compensation database, giving the peer-group proxy data and survey data approximately equal weighting to develop percentile rankings for each element of 2008 compensation. In 2009, Radford used the survey data from the Radford High-Technology Executive Compensation Survey, giving the peer-group proxy data and survey data approximately equal weighting to develop percentile rankings for each element of 2009 compensation. When considering the competitiveness of executive officer compensation levels, the compensation committee reviewed the compensation of each executive officer against the available data for

28	Notice of Annual Meeting of Stockholders and Proxy Statement April 9, 2009

that executive officer from these various benchmarking sources, careful to consider the relevance of each benchmark based on the market capitalization, revenue growth, employee size and other relevant comparisons for each of our executives. The compensation committee did not use a formula to set pay in relation to this market data, rather it applied its own subjective discretion to determine compensation for each executive officer relative to such data.

Elements of Total Compensation

To accomplish our executive compensation program objectives, we provide our executive officers with compensation packages that generally consist of the following components: base salary, cash bonus and long-term equity incentives. Our executive officers are also entitled to potential payments upon specified termination or change of control events. Additionally, our executive officers receive other benefits that are generally available to our employees.

Base Salary

Base salaries are used to attract and retain employees by providing compensation that is not considered “at risk” as compared to other performance-based and long-term incentives. The initial base salary for each executive officer is established at the time of hire taking into consideration the executive officer’s scope of responsibilities, qualifications, experience, competitive salary information and internal equity. Base salary adjustments for ensuing years are determined based on an assessment of the executive’s performance against job responsibilities, overall Company performance, competitive salary information and, in 2009, the overall economic conditions and the Company’s decision not to fund a base salary increase pool. These factors are subjectively assessed by our compensation committee, and no methodology is used to systematically score or weight such factors in determining base salaries. Annual adjustments in base salaries have generally been made effective as of January 1. The compensation committee reviews base salaries during the first quarter of each fiscal year, and therefore any change in base salary reflects the prior year’s business and individual performance achievements. For purposes of setting base salary levels, the compensation committee considers both an executive officer’s exhibited value to the organization and its business, as well as his or her anticipated contributions to our future short-term and long-term success.

2008 Base Salaries. In February and March 2008, our compensation committee met to consider the base salaries of our executive officers for 2008. Compensia reported that the 2007 base salaries for our named executive officers fell below the 25th percentile compared to its assessment of the market salaries of equivalent executives at peer group companies. In setting 2008 base salaries, the compensation committee agreed that the base salaries for our named executive officers should be increased over approximately three years to bring them up to the market rate, which the committee defined as the 50th percentile in Compensia’s rankings. The compensation committee believed that increasing base salaries over time would help ensure that we can afford such increases consistent with our financial models. Accordingly, for 2008, the compensation committee agreed to increase base salaries for our named executive officers by between three percent and 10%. After taking account of such increases, Compensia reported that base salaries for each of our named executive officers still fell below the 25th percentile compared to base salaries of executives in the peer group. Base salary information for 2008 for our named executive officers is detailed in the 2008 Summary Compensation Table section of this proxy statement.

2009 Base Salaries. In February 2009, our compensation committee met to consider the base salaries of our executive officers for 2009. Given the uncertain macroeconomic environment existing at that time, in an effort to conserve our cash resources, the compensation committee decided not to increase base salaries for our executive officers in 2009 until our business and revenue visibility improved. Consequently, the compensation committee determined to hold executive officer base

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salaries at 2008 levels. Nonetheless, for purposes of determining target bonuses and equity awards for 2009, the compensation committee considered the base salary benchmarking data provided by Radford. According to this data, 2009 base salaries for each of our named executive officers is below the 25th percentile compared to base salaries of executives in the peer group.

Bonuses

Cash bonuses are tied to annual corporate and individual performance and are considered an “at risk” element of overall compensation. Annual bonuses are intended to reward executive officers who have a positive impact on corporate results, and, as such, they provide an incentive to achieve overall Company goals and specific individual goals, thereby enhancing stockholder value. Corporate and individual goals for our cash bonus plans are collectively designed to be challenging but attainable, and therefore reflect a pay-for-performance philosophy of compensation with a risk of achievement.

2008 Executive Bonus Plan. In March 2008, the compensation committee adopted a 2008 management bonus plan. Under the 2008 management bonus plan, the potential bonus payment any executive officer could receive was measured as a percentage of the executive officer’s base salary, except for our vice president of worldwide sales whose potential bonus payment was a dollar amount. The percentage for executive officers and, in the case of our vice president of worldwide sales, the dollar value of his bonus payout, was to be established by us meeting certain corporate goals. The extent to which we met these corporate goals determined which one of four categories of bonus percentages (or bonus dollar value in the case of our vice president of worldwide sales) an executive officer could receive. Assuming the corporate goals were achieved for a given bonus category, the actual payout to each executive officer would be determined by his success in also meeting specified individual goals.

The compensation committee pre-approved the corporate goals when the 2008 management bonus plan was adopted and assessed the extent to which those goals were met at the end of 2008. For 2008, the corporate goals consisted of our performance as measured against our revenues and our non-GAAP (or U.S. generally accepted accounting principles) operating income for 2008. The bonus was weighted 75% to achievement of the revenue goals and 25% to achievement of the operating income goals. In the case of our vice president of worldwide sales, the bonus was based on his achievement of key sales objectives, including meeting or exceeding his revenue goals. During the three months ended September 30, 2008, management determined that the revenue and operating goals could not be met by the Company for executive officers other than our vice president of worldwide sales, and, consequently, as reflected in the 2008 Summary Compensation Table section of this proxy statement, no bonuses were paid under the 2008 management bonus plan other than to our vice president of worldwide sales who received approximately 75% of his target bonus opportunity as a result of meeting certain of his sales objectives and revenue goals.

2009 Executive Bonus Plan. In March 2009, the compensation committee adopted a 2009 management bonus plan. Under the 2009 management bonus plan, no bonuses will be paid unless the Company achieves specified minimum revenues and non-GAAP operating income for 2009. Assuming such minimum thresholds are met, the potential bonus payment any executive officer may receive is measured as a percentage of the executive officer’s base salary. The percentages for executive officers are established by the Company meeting certain corporate goals and the extent to which we meet these corporate goals will determine which one of four categories of bonus percentages an executive officer will receive. The actual payout that each executive officer receives will be determined by his success in also meeting specified individual goals.

The compensation committee has pre-approved the corporate goals and will determine whether such goals are met at the end of the 2009 fiscal year. The compensation committee has

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delegated to our chief executive officer and president the task of establishing individual goals and determining the extent to which such individual goals are achieved for all executive officers other than himself. Individual goals for our chief executive officer and president, and determination of the extent to which such goals are met, are established by our compensation committee.

The corporate goals for the 2009 management bonus plan consist of our performance as measured against two financial metrics: (i) our revenues and operating profit (loss) and (ii) our achievement of six milestone goals during 2009. The bonus is weighted 70% to achievement of the revenue and operating profit (loss) goal and 30% to achievement of the milestone goals. These weightings are applied to each individual executive officer’s bonus percentage to determine the target bonus for such executive officer. Each executive officer is then given a performance rating based on his performance measured against his individual goals. Based on the assigned performance rating, a multiplier of 1.2, 1.1, 1.0 or 0.8 is applied to the target bonus to determine the executive officer’s actual bonus payout. The target bonus percentages for our named executive officers are as follows:

Named Executive Officer	Title	Target Bonus Percentage
P. Henry	Chief Executive Officer and President	55%
D. Lyle	Chief Financial Officer	35%
I. Gurantz	Chief Technology Officer	30%
L. Bridges	Vice President, General Counsel and Secretary	35%
M. Economy	Vice President of Worldwide Sales	85%

Except for our chief technology officer and vice president of worldwide sales, these bonus targets as a percentage of base salary are all below the 25th percentile relative to the Radford compensation benchmarks. With respect to our chief technology officer, his bonus target is at the 25th percentile. With respect to our vice president of worldwide sales, his bonus target is above the 75th percentile; however, his base salary is also significantly below the 25th percentile. This is a result of both internal equity and our sales compensation philosophy which lends greater weight to the “at risk” component of compensation for our sales employees. Combining the two elements (base salary plus bonus), the 2009 target total cash compensation for our vice president of worldwide sales is below the 25th percentile relative to the Radford compensation benchmarks.

Long-Term Incentives

We provide long-term incentive compensation to our executive officers through equity awards. Since our initial public offering in December 2007, we have issued equity awards to executive officers and other employees under our 2007 equity incentive plan. This plan was established to provide incentives to our employees and consultants to perform and execute on our long-term objectives and strategic initiatives. We believe equity awards help align the interests of our executive officers with those of our stockholders. Given the growth stage of our business, limited cash resources and industry risk profile, we believe the use of equity-based awards as a significant component of our compensation package for executive officers is the best approach to encourage executive officers to focus on the achievement of corporate goals that align the interests of our executive officers with creating long-term stockholder value.

Stock Options. Our 2007 equity incentive plan authorizes us to grant stock options to employees, consultants and directors. With respect to executive officers, stock options are typically granted and effective upon commencement of employment and on an annual basis generally in connection with our performance evaluation process. The compensation committee also generally makes grants in connection with promotions. All equity-based awards to executive officers require the approval of our compensation committee before they are awarded to the executive officer.

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In determining the number of options awarded to our executive officers, the compensation committee considers the performance of the executive officer in achieving corporate goals and enhancing stockholder value, the overall number and exercise prices of unvested options held by the executive officer, and the number of options awarded and timing of those awards made to executive officers in comparable positions within a group of comparable companies. These factors are considered on a collective basis, and our compensation committee then makes a subjective determination as to the size of option grants based on these factors taken as a whole.

Stock options are priced at the fair value of our common stock on the date the award is granted. Generally, 25% of the shares subject to stock options vest one year from the effective date of grant and the remainder of the shares vest in equal monthly installments over the 36 months thereafter, subject to acceleration of vesting in certain situations such as in connection with a change of control. We have not granted options with performance-based vesting conditions to our executive officers, though we have in the past conditioned the granting of options on satisfactory performance of specific pre-approved goals. Our stock options generally expire ten years from the date of grant.

2008 Stock Option Awards. Stock options granted in 2008 to our named executive officers are set forth in the 2008 Grants of Plan-Based Awards Table and the outstanding stock option awards granted to our named executive officers as of December 31, 2008 are set forth in the 2008 Outstanding Equity Awards at Year-End Table.

The sizes of the stock option grants in 2008 to our named executive officers were determined in accordance with the considerations described above and as a result of a review of overall compensation paid to our key employees, including executive officers, undertaken by our compensation committee in March 2008. Our compensation committee undertook this review to determine whether we were providing total compensation that was competitive with comparable companies and how we should seek to maximize our ability to retain our key employees, many of whom had long-term equity incentives that were substantially vested. As a result of this process, in March 2008, the compensation committee approved new stock option grants, subject to vesting over four years, to our named executive officers and other key employees.

Based on the survey and peer group data provided by Compensia, the value of each of these options was approximately between the 50th percentile and the 75th percentile relative to annual grants made to similarly situated officers, as measured based on a Black-Scholes valuation method for calculating the value of stock options. In 2008, the compensation committee made such annual stock options grants above the 50th percentile for two reasons. First, the option grants were made partially to offset below-market cash compensation. Second, the unvested holdings for executive officers who have been with us for several years will diminish substantially as such officers approach their fourth anniversary of employment with us, and the 2008 grants, which vest over four years, were intended to have a significant retentive value if our stock price increases substantially.

2009 Stock Option Awards. In March 2009, our compensation committee approved a stock option exchange program, or the exchange program, which allows the Company’s employees, including its executive officers, to exchange “underwater” options (i.e., options that have exercise prices that are above the current market value of our common stock) for new options with new exercise prices, vesting schedules and other terms as described more fully in Stock Option Exchange Program below. Because executive officers are allowed to participate in the exchange program, the compensation committee decided to postpone its annual determination of equity awards for executive officers until after the completion of the exchange program so that it could have a better understanding of the unvested value of all options held by executive officers who may participate in the exchange program. The compensation committee intends to convene in

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May 2009 to determine the size of the annual stock options to be awarded to the named executive officers. In determining the size of the 2009 stock awards to be granted to the executive officers, the compensation committee will apply the same criteria it applied in determining the 2008 awards, including the previously described competitive market analysis provided by Radford.

Stock Option Exchange Program

In March 2009, the compensation committee approved a stock option exchange program. Stockholder approval of the exchange program is not required in order to implement it, and we expect to commence the exchange program in April 2009 and to complete it in May 2009. Under the exchange program, our U.S. employees, including officers, will be offered an opportunity to exchange their outstanding stock options that have an exercise price greater than a specified threshold price per share for newly granted stock options. For every three shares of common stock subject to outstanding stock options exchanged for cancellation, participants will be granted an option to purchase two shares of common stock. The new stock options will have an exercise price equal to the fair market value of our common stock on the date of grant. The term of the new options will be equivalent to the remaining term of the options offered in exchange. The new options will be subject to a new vesting schedule that is determined on a grant-by-grant basis and will be based on the vesting schedule of the options tendered for exchange. The new vesting dates for the new options will be determined by adding to each vesting date under the existing vesting schedule of the options being replaced (both as to vesting dates that have already occurred and to future vesting dates) an additional vesting period of 12 months or a shorter duration upon a change of control, but no new options will vest sooner than 12 months from the date the new options are granted, unless a change of control occurs.

The exchange program will have the effect of repricing certain outstanding stock options while extending the vesting schedule of such options by 12 months or a shorter duration upon a change of control. Unless a change of control occurs, none of these new options will vest for at least 12 months, and employees whose services are terminated before the end of such 12-month period will lose their repriced options. The exchange program is intended to: (i) reduce the number of outstanding underwater stock options by up to one-third, (ii) provide a long-term incentive that the compensation committee believes will help more closely align the interests of participating employees with the interests of stockholders, and (iii) provide a mechanism to help retain participating employees by extending their vesting period and preventing the exercise of the new options for at least 12 months, unless a change of control occurs.

We have not commenced the exchange program that is referred to in this proxy statement. Our compensation committee may modify the terms of the exchange program, including postponing the commencement or duration of the program, or cancelling the program in its entirety at any time, including prior to its commencement. At the time the exchange program has commenced, we will provide option holders who are eligible to participate in the exchange program with written materials explaining the precise terms and timing of the exchange program, free of charge. Persons who are eligible to participate in the exchange program should read these written materials carefully when they become available because they will contain important information about the exchange program. Upon the commencement of the exchange program, we will also file with the SEC a completed Tender Offer Statement on Schedule TO, or Schedule TO, and related exhibits and documents, including the Offer to Exchange. The Schedule TO and related exhibits and documents will be available without charge on the SEC website at www.sec.gov. We will also provide copies of the tender offer materials, free of charge, upon written request to: Entropic Communications, Inc., 6290 Sequence Drive, San Diego, California 92121, Attention: Secretary.

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Retention Agreements

In March 2009, we entered into retention of services agreements with Mr. Lyle, our chief financial officer, and Mr. Bridges, our vice president and general counsel, to help ensure that we continue to retain their services. Such retention of services agreements are intended to compensate, in part, for the below-market cash compensation paid to such officers, particularly their below-market base salaries. Under Mr. Lyle’s retention of services agreement, he earned $25,000 in the first quarter of 2009 and will earn $25,000 in the first quarter of 2010. Under the terms of Mr. Bridges’ retention of services agreement, he earned $25,000 in the first quarter of 2009 and will earn $75,000 in the first quarter of 2010. These payments are independent of other cash compensation described in this Elements of Total Compensation section of this proxy statement. Each of Messrs. Lyle and Bridges will be required to return a pro-rated portion of any payments he has received under his retention of services agreement if he voluntarily terminates his employment prior to March 31, 2011. In the event of a change of control, or if we terminate Mr. Lyle or Mr. Bridges without cause, all of the retention payments due to the applicable individual will be accelerated and such individual’s obligation to return a portion of any retention payments he has already received will be extinguished.

Severance and Change of Control Payments

We have entered into agreements containing severance benefits for our chief executive officer and president and change of control provisions with all of our executive officers, including our chief executive officer and president, the terms of which are described in Estimated Benefits upon Termination. These agreements provide for a varying combination of cash, continued benefits and acceleration of vesting on outstanding stock option awards upon termination, in the case of our chief executive officer and president, and in connection with a change of control in the case of all executive officers. The change of control agreements include a “double trigger,” meaning that they do not become operative in the event of a change of control unless the executive’s employment is terminated involuntarily following the transaction or voluntarily with good reason.

In March 2009, we amended our employment offer letter with our chief executive officer and president, Mr. Henry, to increase the cash severance that Mr. Henry will receive upon his termination without cause or resignation for good reason at any time, from an amount equal to six months’ base salary, payable in a lump sum, to 12 months’ base salary, with six months’ base salary to be paid in a lump sum within 30 days of our receipt of a full general release of all claims against us executed by Mr. Henry, and an additional six months’ base salary to be paid in a lump sum on the six-month anniversary of his termination. We also amended his employment offer letter and his change of control agreements to provide that, upon his termination, Mr. Henry may receive a pro-rated portion of any performance-based cash bonus award for which he is eligible even though he may not have fully satisfied all of the service requirements for the receipt of such bonus award at the time of his termination.

The terms of Mr. Henry’s employment offer letter were amended at the direction of the compensation committee which evaluated Mr. Henry’s severance benefits against the benefits payable to chief executive officers at comparable companies and determined that the incremental change was necessary in part to bring Mr. Henry’s severance arrangements more in line with the severance benefits that chief executive officers at comparable companies are entitled to receive and in part to compensate for the below-market cash compensation that we pay our chief executive officer and president.

Given the nature of the industry in which we participate and the range of strategic initiatives we may explore, we believe these severance and change of control benefits are an essential element of our executive compensation package and assist us in recruiting and retaining talented individuals. In addition, since we believe it may be difficult for our executive officers to find comparable employment following a termination without cause or

34	Notice of Annual Meeting of Stockholders and Proxy Statement April 9, 2009

resignation with good reason in connection with or following a change of control, these severance and change of control benefits are intended to ease the consequences to an executive officer of an unexpected termination of employment. By establishing these severance and change of control benefits, we believe we can mitigate the distraction and loss of executive officers that may occur in connection with rumored or actual fundamental corporate changes and thereby protect stockholder interests while a transaction is under consideration or pending.

Other Compensation

In order to remain competitive and recruit and retain highly talented individuals, we provide other forms of compensation from time to time, such as the ability to participate in our employee stock purchase plan through regular payroll deductions, paid premiums on life insurance policies, supplemental disability insurance coverage, a section 401(k) savings/retirement plan, relocation benefits and hiring bonuses. We also provide personal paid time off and paid holidays to all employees, including our executive officers, which are comparable to those provided at comparable companies.

Option Grant Timing and Pricing Disclosure

The compensation committee has adopted an equity grant policy that provides that, to the extent that annual equity awards are granted to executive officers in a given year, the compensation committee will consider and approve such grants at a compensation committee meeting held within the first 90 days of each year. For the 2009 fiscal year, the committee has postponed its annual determination of equity awards for executive officers until after the completion of the exchange program described above in Stock Option Exchange Program.

The annual meetings during which annual equity awards are determined are generally scheduled to follow the expected release of our earnings for the fourth quarter of the previous year, and will occur at a time that is expected to be during a fixed “window” period, or a specified period outside of which our directors, officers and certain employees are restricted from trading in our securities. The awards approved by the compensation committee will be granted effective as of the date of the compensation committee meeting. The exercise price will be the closing market price of our common stock on the date of grant, or if the date of grant occurs on a weekend or holiday when NASDAQ is closed, then the exercise price is the closing price of the immediately preceding trading day. Our newly hired executive officers receive an option grant that is considered and approved by the compensation committee. The effective date of the option grant is the later of the date of the compensation committee meeting or the date of hire. Equity award grants relating to a promotion or other discretionary awards to an executive officer are made by the compensation committee at the first meeting of the compensation committee following the promotion of the executive officer or other applicable event. The equity award grant is effective as of the date of the compensation committee’s approval. For stock options and stock appreciation rights for both new hires and promotion or other discretionary awards to executive officers, the exercise price is equal to the closing price of our common stock on the date of grant, or if the date of grant occurs on a weekend or holiday when NASDAQ is closed, then the exercise price is the closing price on the immediately preceding trading day.

Under the terms of our Directors’ Plan, each individual who is elected or appointed for the first time to be our non-employee director automatically receives an option grant to purchase 51,076 shares of our common stock on the date of his or her initial election or appointment to our board. In addition, each non-employee director whose term on our board continues following our annual meeting of stockholders and who has served on our board for at least 180 days prior to such annual meeting automatically receives an option to purchase 12,769 shares of our common stock on the date of such annual meeting. In each case, the options will have an exercise price equal to the fair market value of our common stock on the date of grant.

Notice of Annual Meeting of Stockholders and Proxy Statement April 9, 2009	35

Executive Compensation Tables

2008 Summary Compensation Table
Name and Principal Position	Year(1)	Salary(2) ($)	Bonus(3) ($)	Stock Awards(4) ($)	Option Awards(5) ($)	All Other Compensation(6) ($)	Total ($)
Patrick Henry Chief Executive Officer and President	2008 2007 2006	300,000 275,000 250,000	– 265,000 135,000	173,142 172,733 –	849,198 414,273 120,788	414 266 420	1,322,754 1,127,272 506,208
David Lyle Chief Financial Officer	2008 2007	220,000 100,000	– 40,003	– –	833,607 195,124	304 93	1,053,911 335,220
Itzhak Gurantz Chief Technology Officer	2008 2007	197,100 146,762	– 40,000	– –	209,952 101,925	232 194	407,284 288,881
Lance Bridges Vice President, General Counsel and Secretary	2008 2007	210,000 130,854	– 29,040	– –	507,070 280,171	290 194	717,360 440,259
Michael Economy Vice President of Worldwide Sales	2008 2007 2006	175,000 165,000 150,000	115,475 218,750 210,000	26,882 38,285 13,800	196,858 87,300 20,816	242 3,333 252	514,457 512,668 394,868
Mark Foley Former President and Chief Operating Officer	2008	5,990	184,000	–	575,597	27,976	793,563

(1)	We have provided information on compensation received by our principal executive officer, principal financial officer, our three other most highly compensated executive officers as of December 31, 2008, and our former president and chief operating officer whose 2008 compensation is required to be disclosed in this proxy statement under SEC rules. We refer to these individuals as our named executive officers from time to time in our proxy statement. We have not provided 2006 compensation information for Messrs. Lyle, Bridges and Foley because they became Entropic employees in June 2007, May 2007 and June 2007, respectively. We have not provided 2007 compensation information for Mr. Foley because he was not our principal executive officer or principal financial officer and was not one of our three other most highly compensated executive officers for the 2007 fiscal year. Similarly, we have not provided 2006 compensation information for Dr. Gurantz because he was not our principal executive officer or principal financial officer and was not one of our three other most highly compensated executive officers for the 2006 fiscal year.

(2)	The amounts in this column represent salaries actually earned for services performed by the named executive officers in the periods indicated. The 2007 salaries for Messrs. Lyle and Bridges represent the amounts earned by them in 2007 after joining us in May 2007 and June 2007, respectively. Dr. Gurantz’s 2007 salary includes amounts earned by him for services performed as a part-time employee from January 2007 through May 2007 and as a full time employee for the remainder of 2007, and his 2008 salary includes amounts earned by him for services performed as a part-time employee beginning September 2008.

(3)	These amounts represent cash bonuses earned by the named executive officers based on the Company’s performance and their respective individual performances during the periods indicated, and, in the case of Mr. Economy, the bonus amount includes commissions that he earned during the periods indicated, which amounts may have been paid to these individuals subsequent to the periods indicated. Mr. Henry’s 2007 bonus payment, which consisted of 60% of his base salary and an additional $100,000 authorized by the compensation committee for the successful completion of our acquisitions of RF Magic, Inc. and Arabella Software Ltd., was accelerated and subsequently paid in June 2007. Mr. Foley’s 2008 bonus includes cash severance payments equal to six months of his base salary, as well as a $69,000 lump sum payment representing the partial year pro-rated portion of his bonus, all of which he received under the terms of his severance arrangement with us in connection with his resignation from the Company in January 2009.

(4)

This column shows the share-based compensation expenses recognized in the year ended December 31, 2008 for financial statement reporting purposes using the modified prospective transition method in accordance with the provisions of SFAS 123R that are attributable to the vesting of shares of common stock issued upon “early exercise” of stock options in which both vested and unvested portions of the options are exercised but the shares of common stock attributable to the unvested portion of the options are subject to repurchase options in favor of the Company that lapse in accordance with the original vesting schedule of the options. These award fair values include compensation expenses recognized in the year ended December 31, 2008 with respect to awards granted both in the 2008 fiscal year, as well as previous years and have been determined based on the assumptions set forth in Stock-Based Compensation Expense in Note 5 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 23, 2009, except that, as required by SEC rules, we did not include the impact of estimated forfeitures related to

36	Notice of Annual Meeting of Stockholders and Proxy Statement April 9, 2009

service-based vesting conditions in our calculation of the values of these awards. As these values reflect our accounting expense for financial reporting purposes, they do not necessarily correspond to the actual value that may be recognized by the named executive officers.

(5)	This column shows the share-based compensation expenses recognized in the year ended December 31, 2008 for financial statement reporting purposes using the modified prospective transition method in accordance with the provisions of SFAS 123R that are attributable to outstanding stock option awards and include compensation expenses recognized in the year ended December 31, 2008 with respect to option awards granted both in the 2008 fiscal year, as well as previous years. These award fair values have been determined based on the assumptions set forth in Stock-Based Compensation Expense in Note 5 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 23, 2009, except that, as required by SEC rules, we did not include the impact of estimated forfeitures related to service-based vesting conditions in our calculation of the values of these awards. As these values reflect our accounting expense for financial reporting purposes, they do not necessarily correspond to the actual value that may be recognized by the named executive officers.

(6)	This column represents life insurance premiums paid by us on behalf of all of the named executive officers. In addition, Mr. Economy received a cash payment of $3,173 representing compensation received for accrued vacation earned in 2007, and Mr. Foley received a cash payment of $22,060 in 2008 representing compensation received for accrued vacation earned at the time of his resignation in January 2008 and six months of reimbursements for continued healthcare insurance premiums totaling $5,916 as part of his severance arrangement.

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Notice of Annual Meeting of Stockholders and Proxy Statement April 9, 2009	37

The following table provides additional information about option awards granted to our named executive officers during the year ending December 31, 2008. We do not have any non-equity incentive award plans or equity incentive award plans and did not grant any stock awards in 2008 and have therefore omitted the corresponding columns. The stock option plans under which the grants in the following table were made are described in the Compensation Discussion and Analysis section headed “Long-Term Incentives.”

2008 Grants of Plan-Based Awards Table
Name	Grant Date	All Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(1)
P. Henry	3/19/2008	400,000	4.5500	1,167,880
D. Lyle	3/19/2008	100,000	4.5500	291,970
I. Gurantz	3/19/2008	90,000	4.5500	262,773
L. Bridges	3/19/2008	100,000	4.5500	291,970
M. Economy	3/19/2008	90,000	4.5500	262,773
M. Foley	–	–	–	–

(1)	The shares of common stock underlying the option grants were valued under SFAS 123R using the modified prospective transition method without consideration of forfeitures at $2.9197 per share.

2008 Estimated Benefits upon Termination

The amount of compensation payable to each named executive officer upon voluntary termination, involuntary termination without cause, termination following a change of control or termination in the event of disability or death of the executive is described below.

Payments Made upon Termination

Regardless of the manner in which a named executive officer’s employment terminates, the named executive officer is entitled to receive amounts earned during his term of employment, including unpaid wages and accrued and unused vacation pay.

Potential Payments under Employment Arrangements

We have entered into offer letters with the named executive officers setting forth their respective base salaries, bonus eligibility and other employment benefits. Each named executive officer’s employment is on an “at-will” basis and each of them can be terminated by us or the named executive officer at any time, for any reason and with or without notice, subject, in the case of our chief executive and president, to the severance provisions of his employment offer letter and the terms of his change of control agreement, and, with respect to all other named executive officers, to the terms of their change of control agreements. These severance and change of control arrangements generally entitle the officers to receive cash severance, continued healthcare benefits and acceleration of vesting of outstanding stock options, among other things, in the event their employment is terminated under specified circumstances.

Chief Executive Officer

Under the terms of our employment offer letter with Mr. Henry, he is entitled to receive the following compensation in the event of either his termination without cause or resignation for good reason at any time, conditioned upon execution of a full general release of all claims against us and continued compliance with his other agreements with us:

•	cash severance equal to 12 months’ salary with six months’ base salary to be paid in a lump sum within 30 days of our receipt of a full general release of all claims against us executed by Mr. Henry,

38	Notice of Annual Meeting of Stockholders and Proxy Statement April 9, 2009

and an additional six months’ base salary to be paid in a lump sum on the six-month anniversary of his termination;

•

accelerated vesting of 50% of all unvested stock options and equity awards and an extension of time for 12 months after Mr. Henry’s termination date to exercise all vested stock options and other equity awards, to the extent applicable; and

•	payment of premiums for medical, dental and vision benefits for one year after termination.

In the event a termination without cause or a resignation for good reason occurs within four and one half months before or 12 months following a change of control, under the terms of Mr. Henry’s change of control agreement with us, his cash severance of 12 months’ salary will be paid in one lump sum and his accelerated vesting will cover all unvested stock options and other equity awards, to the extent applicable.

In addition, Mr. Henry’s employment offer letter also provides that, upon his termination, Mr. Henry may receive a pro-rated portion of any performance-based cash bonus award for which he is eligible, even though he may not have fully satisfied all of the service requirements for the receipt of such bonus award at the time of his termination.

Other Executive Officers

Our other executive officers, including the named executive officers but excluding Mr. Foley, are entitled to receive the following compensation in the event of either a termination without cause or resignation for good reason within 12 months following a change of control, conditioned upon their execution of a full general release of all claims against us and continued compliance with their other agreements with us:

•	cash severance equal to six months’ salary, payable in accordance with the Company’s regular payroll practices;

•

accelerated vesting of stock options and other equity awards that would have vested during the 24 months following the termination date (such acceleration will apply to options or awards subject to performance-based or milestone-based vesting only if absent such acceleration provision the relevant performance measure or milestone was required to be satisfied within such 24 month period for such vesting to occur); and

•	payment of premiums for medical, dental and vision benefits for six months after termination.

Retention Agreements of Certain Named Executive Officers

Under the terms of Mr. Lyle’s retention of services agreement, he earned $25,000 in the first quarter of 2009 and will earn $25,000 in the first quarter of 2010. Under the terms of Mr. Bridges’ retention of services agreement, he earned $25,000 in the first quarter of 2009 and will earn $75,000 in the first quarter of 2010. These retention payments are separate from the base salaries and future bonuses that may be paid to Messrs. Lyle and Bridges under any of our management bonus plans. In the event that Mr. Lyle or Mr. Bridges voluntarily terminates his employment prior to March 31, 2011, he will be required to return a pro-rated portion of any retention payments that he has received to the Company. In the event of a change of control, or if we terminate Mr. Lyle or Mr. Bridges without cause, conditioned upon the applicable individual’s execution of a full general release of all claims against us and his continued compliance with his other agreements with us, all of the retention payments due to such individual will be accelerated and such individual’s obligation to return any portion of any retention payments he has already received to the Company will be extinguished.

Notice of Annual Meeting of Stockholders and Proxy Statement April 9, 2009	39

The following table sets forth potential payments payable to our current executive officers upon termination of employment or a change of control assuming their employment was terminated on December 31, 2008. Our compensation committee may, in its discretion, revise, amend or add to the benefits if it deems advisable.

Estimated Benefits upon Termination without Cause or Resignation for Good Reason
	No Change of Control						Upon Change of Control(1)
Name	Salary(2) ($)		Continuation of Healthcare Benefits or Social Payments(3) ($)	Accelerated Vesting of Stock Options and “Early Exercised” Shares(4) ($)	Total ($)		Salary(2) ($)	Continuation of Healthcare Benefits or Social Payments(3) ($)	Accelerated Vesting of Stock Options and “Early Exercised” Shares(4) ($)	Total ($)
P. Henry	150,000	(5)	17,617	–	267,617	(6)	300,000	17,617	–	317,617
D. Lyle(7)	–		–	–	–		110,000	8,808	4,128	122,936
I. Gurantz	–		–	–	–		84,000	6,031	561	93,369
L. Bridges(7)	–		–	–	–		110,000	8,808	–	118,808
M. Economy	–		–	–	–		87,500	8,808	–	96,308

(1)	The payable amounts shown in this category assume that the termination or resignation occurs within the time period specified in the applicable change of control agreement.

(2)	These amounts are based on 2008 salaries.

(3)	These amounts represent the present value of post-termination medical, dental and vision insurance coverage for the named executive officers.

(4)	The value of accelerated vesting of outstanding stock options and “early exercised” shares that are subject to the Company’s repurchase option is calculated by multiplying the closing price of our common stock on December 31, 2008 of $0.50 per share, as reported by The NASDAQ Global Market, by the number of shares subject to accelerated vesting, less the stock option exercise price, if applicable. Outstanding options with an exercise price greater than $0.50 per share are not included in the calculation as it is assumed that these options would not be exercised.

(5)	This amount represents six months’ of base salary that were payable under Mr. Henry’s employment offer letter prior to its amendment in March 2009. Following the amendment of Mr. Henry’s employment offer letter, the aggregate salary payable to Mr. Henry upon his termination without cause or resignation for good reason at any time is equal to 12 months’ base salary, which is equal to $300,000, calculated using Mr. Henry’s 2008 base salary.

(6)	This amount excludes the additional base salary amount that would be payable to Mr. Henry under the amended terms of his employment offer letter which became effective in March 2009. See footnote (5) above. Under his amended employment offer letter, the total amount payable to Mr. Henry upon his termination is $317,617, which may be further increased by additional bonus amounts that Mr. Henry may be eligible to receive. See Potential Payments under Employment Agreements.

(7)	The amounts payable to Messrs. Lyle and Bridges shown in this table exclude retention payments that (i) they are required to return to the Company upon their voluntary termination of employment, and (ii) are accelerated upon a change of control, in each case, under the terms of their respective retention services agreement. See Retention Agreements of Certain Named Executive Officers.

Former Executive

Mr. Foley is not included in the table above because his employment with Entropic ended on or before December 31, 2008. Payments and benefits made to Mr. Foley in connection with his termination are described in Section 16(a) Beneficial Ownership Reporting Compliance, Related Person Transactions and Indemnification.

40	Notice of Annual Meeting of Stockholders and Proxy Statement April 9, 2009

The following table summarizes the equity awards we have granted to our named executive officers which are outstanding as of December 31, 2008.

2008 Outstanding Equity Awards At Year-End Table
	Option Awards(1)				Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options— Exercisable (#)	Number of Securities Underlying Unexercised Options— Unexercisable (#)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)
P. Henry	197,439 4,672 307,691 – –	– – – – 400,000	0.3250 0.4284 1.4950 – 4.5500	09/12/2013 01/30/2014 05/17/2017 – 03/19/2018	– – – 111,220 –	– – – 55,610 –
D. Lyle	128,061 21,840 36,986 –	53,286 4,369 56,454 100,000	0.4284 0.4284 1.0491 4.5500	08/19/2015 10/13/2016 05/18/2017 03/19/2018	– – – –	– – – –
I. Gurantz	153,846 103,076 –	– – 90,000	0.3250 1.4950 4.5500	02/22/2015 05/17/2017 03/19/2018	– – –	– – –
L. Bridges	– –	– 100,000	– 4.5500	– 03/19/2018	160,257 –	80,129 –
M. Economy	– 81,537 –	– – 90,000	– 1.4950 4.5500	– 05/17/2017 03/19/2018	10,898 – –	5,449 – –
M. Foley	–	–	–	–	–	–

(1)	One quarter of the common stock underlying each stock option vests on the one year anniversary of the date of grant or, in some cases, the date of hire, with the remainder vesting in equal monthly installments over the following three years, subject to accelerated vesting as described in 2008 Estimated Benefits upon Termination.

(2)	These shares were issued upon “early exercise” of stock options in which both vested and unvested portions of the options are exercised but the shares of common stock attributable to the unvested portion of the options are subject to repurchase options in favor of the Company that lapse in accordance with the original vesting schedule of the options. See footnote (1).

(3)	The market value is calculated using the closing price of our common stock as of December 31, 2008 of $0.50 per share, as reported by The NASDAQ Global Market.

Notice of Annual Meeting of Stockholders and Proxy Statement April 9, 2009	41

The following table provides additional information about the value realized by the named executive officers on option award exercises and stock award vesting during the year ended December 31, 2008.

2008 Option Exercises and Stock Vested Table
	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(3) ($)
P. Henry	–	–	145,191	549,806
D. Lyle	23,076	128,570	–	–
I. Gurantz	–	–	–	–
L. Bridges	–	–	121,794	439,613
M. Economy	–	–	27,743	110,855
M. Foley	166,338	714,496	–	–

(1)	These shares were issued upon “early exercise” of stock options in which both vested and unvested portions of the options are exercised but the shares of common stock attributable to the unvested portion of the options are subject to repurchase options in favor of the Company that lapses in accordance with the original vesting schedule of the options.

(2)	The value realized on exercise of outstanding stock options is calculated by multiplying the closing price of our common stock as of December 31, 2008 of $0.50 per share, as reported by The NASDAQ Global Market, by the number of shares acquired on exercise. The calculation of the value realized on exercise does not take into account any taxes that may be payable in connection with the transaction.

(3)	The value realized on vesting of outstanding stock awards is calculated by multiplying the closing price of our common stock as of the vesting date by the number of shares that vested. In each case, the calculation of the value realized on vesting does not take into account any taxes that may be payable in connection with the transaction.

2008 Pension Benefits

None of our named executive officers participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by us. Our compensation committee may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in our best interests.

2008 Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. Our compensation committee may elect to provide our executive officers and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interests.

42	Notice of Annual Meeting of Stockholders and Proxy Statement April 9, 2009

The following table provides certain information as of December 31, 2008 with respect to our equity compensation plans.

Equity Compensation Plan Information
Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	10,153,976	(1)	$2.23	5,146,180	(2)
Equity compensation plans not approved by security holders(3)	–		N/A	–
Total	10,153,976		$2.23	5,146,180

(1)	This amount includes shares that are issuable upon the exercise of stock options and other stock awards outstanding under our 2001 stock option plan, 2007 equity incentive plan and 2007 non-employee directors’ stock option plan.

(2)	This amount includes the following:

•

3,907,521 shares reserved for issuance under our 2007 equity incentive plan. This amount will automatically increase annually on January 1 of each year, from January 1, 2008 through January 1, 2017, by a number equal to the lesser of (i) five percent of the aggregate number of shares of our common stock outstanding on December 31 of the preceding calendar year, (ii) 7,692,307 shares of common stock, or (iii) a lesser number of shares of common stock that may be determined by our board or a duly authorized committee of our board. The number of shares reserved for issuance under our 2007 equity incentive plan may also be increased by up to a maximum of 6,180,763 shares of common stock as of December 31, 2008 in the event of the termination or expiration of outstanding awards under our 2001 stock option plan and the RF Magic, Inc. 2000 incentive stock plan or upon our repurchase of unvested shares of common stock that have been issued upon “early exercise” of options granted under such plans.

•

231,078 shares reserved for issuance under our 2007 non-employee directors’ stock option plan. This amount will automatically increase annually on January 1 of each year, from January 1, 2008 through January 1, 2017, by a number equal to the excess of (i) the number of shares of our common stock subject to options granted under the plan during the preceding calendar year, over (ii) the number of shares, if any, added back to the share reserve of the plan during the preceding calendar year, unless the board designates a lesser number of shares of common stock prior to the first day of any calendar year.

•

1,007,581 shares reserved for issuance under our 2007 employee stock purchase plan. This amount will automatically increase annually on January 1 of each year, from January 1, 2008 through January 1, 2017, by a number equal to the lesser of (i) one-and-a-half percent of the aggregate number of shares of our common stock outstanding on December 31 of the preceding calendar year, (ii) 2,307,692 shares of common stock, or (iii) a lesser number of shares of common stock that may be determined by our board or a duly authorized committee of our board.

(3)	As of December 31, 2008, we did not have any equity compensation plans that were not approved by our stockholders.

Notice of Annual Meeting of Stockholders and Proxy Statement April 9, 2009	43

Requirements, Including Deadlines, for Submission of Proxy Proposals, Nomination of Directors and Other Business of Stockholders

Under the rules of the SEC, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2010 Annual Meeting of Stockholders, the proposal must be received by us at our principal executive offices at 6290 Sequence Drive, San Diego, California 92121-4358 by December 10, 2009. The proposal should be sent to the attention of the Secretary of the Company.

Under our amended and restated bylaws, and as permitted by the rules of the SEC, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an Annual Meeting of Stockholders.

These procedures provide that nominations for director nominees and/or an item of business to be introduced at an Annual Meeting of Stockholders must be submitted in writing to the Secretary of the Company at our principal executive offices. We must receive the notice, or the Stockholder Notice, of your intention to introduce a nomination or to propose an item of business at our 2010 Annual Meeting:

•

not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary of this year’s Annual Meeting if the 2010 Annual Meeting is being held within 30 days preceding or following the anniversary date of this year’s Meeting (May 19, 2009);

•

not earlier than the close of business on the 120th day prior to the 2010 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2010 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2010 Annual Meeting is first made if the 2010 Annual Meeting is being held more than 30 days prior to or delayed by more than 30 days after the anniversary date of this year’s Meeting.

For example, assuming that our 2010 Annual Meeting is held on the anniversary date of this year’s Annual Meeting, we must receive the Stockholder Notice by February 18, 2010. If we do not receive the Stockholder Notice by that date, any matter that is identified in the late Stockholder Notice will not be introduced at the 2010 Annual Meeting.

The Stockholder Notice must include:

•	the name and address of each stockholder giving the Stockholder Notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (the “Proponent”);

•	the class, series and number of shares that are owned beneficially and of record by each Proponent;

•

a description of any oral or written agreement, arrangement or understanding with respect to any director nomination or other proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing;

•

a representation that the Proponents are holders of record or beneficial owners of shares entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person(s) or to propose the business specified in the Stockholder Notice;

•

a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of the Company’s voting shares to elect such director nominee(s) or to carry such proposal;

44	Notice of Annual Meeting of Stockholders and Proxy Statement April 9, 2009

•	to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such Stockholder Notice; and

•

description of all derivative transactions by each Proponent during the previous 12-month period, including the date of such transaction and the class, series and number of securities involved in, and the material economic terms of, such transaction.

Additionally, a stockholder nominating a person for election as a director must include in the Stockholder Notice certain biographical information about each director nominee and each director nominee must deliver a written questionnaire that discloses any voting commitments the nominee may have with a third person and a commitment by the nominee to comply with our corporate governance standards and certain other policies and guidelines if elected.

Any Stockholder Notice submitted to us must be updated and supplemented in writing, as necessary, so that the information provided or required to be provided in the Stockholder Notice is true and correct in all material respects as of (i) the record date of the 2010 Annual Meeting and (ii) as of the date that is five business days prior to the date of the 2010 Annual Meeting.

The board is not aware of any matters that are expected to come before the 2009 Annual Meeting other than those referred to in this proxy statement.

If any other matter should come before the Annual Meeting, the proxies appointed by the board intend to vote the proxies in accordance with their best judgment.

The chairman of the 2009 Annual Meeting of Stockholders may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

Whether or not you plan to attend the Annual Meeting, please vote your shares promptly.

By order of the Board of Directors,

Lance W. Bridges

Vice President, General Counsel and Secretary

Notice of Annual Meeting of Stockholders and Proxy Statement April 9, 2009	45

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ENTROPIC COMMUNICATIONS, INC.

PROXY FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 19, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned revokes any and all previous proxies, acknowledges receipt of the notice of the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 19, 2009 and the proxy statement, and appoints Patrick Henry and David Lyle, and each of them, with power to act without the other and with full power of substitution, as proxies of the undersigned, and authorizes each of them to vote all of the shares of Entropic Communications, Inc. (“Entropic”) that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting to be held on May 19, 2009 at 3:00 p.m. Pacific Daylight Time at Entropic’s corporate headquarters, 6290 Sequence Drive, San Diego, California, and at any adjournment(s), continuation(s) or postponement(s) thereof, with all powers that the undersigned would possess if personally present at the Annual Meeting. IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS PROXY CARD, THE PROXIES WILL VOTE FOR THE NOMINEES LISTED ON THE REVERSE SIDE OF THIS PROXY CARD AND FOR PROPOSAL 2 AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT(S), CONTINUATION(S) OR POSTPONEMENT(S) THEREOF.

Please complete, sign and date on reverse side. Thank you for voting.

¾	14475	¾

ANNUAL MEETING OF STOCKHOLDERS OF

ENTROPIC COMMUNICATIONS, INC.

May 19, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at ir.entropic.com/sec.cfm.

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

”  Please detach along perforated line and mail in the envelope provided.  ”

¾	20230000000000000000 0	051909

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To elect the following persons to serve on the Company’s board of directors until the 2012 Annual Meeting of Stockholders and/or until their successors are duly elected and qualified:				FOR	AGAINST	ABSTAIN
				2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	O Kenneth Merchant, Ph. D. O Umesh Padval

3.   In accordance with the discretion of the proxy holders, to transact such other business as may properly come before the Annual Meeting or any adjournment(s), continuation(s) or postponement(s) thereof.

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

The board of directors recommends a vote FOR the listed nominees and a vote FOR proposal 2. This proxy, when properly executed, will be voted as specified above. If no specification is made, this proxy will be voted FOR the election of the nominees listed above and FOR proposal 2.

☐	FOR ALL EXCEPT (See instructions below)

THANK YOU FOR VOTING

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¾	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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